As filed with the Securities and Exchange Commission on June 14, 2010

Registration No. 333-161987

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4/A

(Amendment No. 2)

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

ALLIANCE ONE INTERNATIONAL, INC.

(Exact name of registrant, as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	5150 (Primary Standard Industrial Code Number)	54-1746567 (I.R.S. Employer) Identification No.)

8001 Aerial Center Parkway

Morrisville, North Carolina 27560-8417

(919) 379-4300

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Henry C. Babb

Senior Vice President—Chief Legal Officer and Secretary

Alliance One International, Inc.

8001 Aerial Center Parkway

Morrisville, North Carolina 27560-8417

(919) 379-4300

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Stephen M. Lynch

Robinson, Bradshaw & Hinson, P.A.

101 North Tryon Street, Suite 1900

Charlotte, North Carolina 28246

(704) 377-8355

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

ALLIANCE ONE INTERNATIONAL, INC.

Offer to Exchange All Outstanding $670,000,000 10% Senior Notes due 2016

for

$670,000,000 10% Senior Notes due 2016 which have been registered under the Securities Act

We are offering to exchange new 10% Senior Notes due 2016 (which we refer to as the “new notes”) for our currently outstanding 10% Senior Notes due 2016 (which we refer to as the “old notes”) on the terms and subject to the conditions detailed in this prospectus and the accompanying letter of transmittal.

•	The exchange offer will expire at 5:00 p.m., New York City time, on July 19, 2010, unless extended.

•	All old notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of old notes may be withdrawn any time prior to 5:00 p.m., New York City time, on the date of expiration of the exchange offer.

•	The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•

The terms of the new notes to be issued are identical in all material respects to the outstanding old notes, except that the new notes have been registered under the Securities Act of 1933, as amended, or the “Securities Act,” and will not have any of the transfer restrictions and additional interest provisions relating to the old notes. The new notes will represent the same debt as the old notes and we will issue the new notes under the same indenture.

•

We do not intend to apply for listing of the new notes on any securities exchange or to arrange for them to be quoted on any quotation system. A public market for the new notes may not develop, which could make selling the new notes difficult.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 15 for a discussion of matters that participants in the exchange offer should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 17, 2010

Rather than repeat certain information in this prospectus that we have already included in reports filed with the Securities and Exchange Commission (the “SEC”), this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to: Alliance One International, Inc., Attention: Investor Relations, 8001 Aerial Center Parkway, Post Office Box 2009, Morrisville, North Carolina 27560-2009. In order to ensure timely delivery of the information, any request should be made no later than five business days before the expiration date of the exchange offer.

You should rely only on the information contained or incorporated by reference in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

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INDUSTRY AND MARKET DATA

Information regarding market share, market position and industry data pertaining to our business contained in this prospectus consists of our estimates based on data and reports compiled by industry professional organizations (including the Tobacco Merchants Association, the Food and Agriculture Organization of the United Nations and Euromonitor International), industry analysts and our management’s knowledge of our business and markets.

Although we believe that the sources are reliable, we have not independently verified market industry data provided by third parties or by industry or general publications. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to changes based on various factors, including those discussed under “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010 incorporated herein by reference.

INCORPORATION BY REFERENCE

The information that we incorporate by reference is considered a part of this prospectus. We incorporate by reference the following documents we filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2010 filed with the SEC on June 14, 2010 (the “2010 Form 10-K”);

•	our Current Report on Form 8-K filed with the SEC on May 6, 2010;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on July 10, 2009; and

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additional reports filed with the SEC subsequent to the date hereof under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination or completion of the exchange offer, including any period during which we have agreed to make this prospectus available to broker-dealers for resales as described herein (other than information furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K).

Documents incorporated by reference are available from us without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from:

Alliance One International, Inc.

Attention: Investor Relations

8001 Aerial Center Parkway

Post Office Box 2009

Morrisville, NC 27560-2009

(919) 379-4300

In order to obtain timely delivery, you must request the information no later than Monday, July 12, 2010, which is five business days before the initial scheduled expiration date of the exchange offer.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference herein, contains forward-looking statements. These statements may be made directly in this prospectus or may be incorporated into this prospectus by reference to other documents. You can identify these forward-looking statements by use of words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts.

These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed in such statements and no assurance can be given that the results in any forward-looking statement will be achieved. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements in this prospectus.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important risk factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by us; any such statement is qualified by reference to the following cautionary statements. These factors include those appearing under the heading “Risk Factors” in this prospectus and the factors discussed under the heading “Risk Factors” in the 2010 Form 10-K, the factors discussed below and any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statements. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider the following to be a complete discussion of all potential risks or uncertainties. Any forward-looking statement speaks only as of the date on which it is made, and we disclaim any obligation to subsequently update or revise any forward-looking statement to reflect events or circumstances after such date or to reflect the occurrence of anticipated or unanticipated events. Some of the factors that we believe could affect our results include:

•	Shifts in the global supply and demand position for tobacco products;

•	Global shifts in sourcing customer requirements;

•	Changes in the timing of anticipated shipments;

•	Changes in anticipated geographic product sourcing;

•	Migration of suppliers who have historically grown tobacco and from whom we have historically purchased tobacco toward growing other crops;

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Government actions that have a significant effect on the sourcing of tobacco, including governmental actions to identify and assess crop diversification initiatives and alternatives to leaf tobacco growing in countries whose economies depend upon tobacco production;

•	Tobacco that we purchase directly from suppliers not meeting our customers’ quality and quantity requirements;

•	Weather and other conditions that can affect the marketability of our inventory;

•	Our reliance on a small number of significant customers;

•	Additional vertical integration by significant customers;

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Competition with the other primary global independent leaf tobacco merchant and new independent leaf merchants, as well as the trend toward cigarette manufacturers increasingly buying tobacco directly from farmers;

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International business risks, including political instability in sourcing locations, expropriation, import and export restrictions, exchange controls, inflationary economies, currency risks and risks related to the restrictions on repatriation of earnings or proceeds from liquidated assets of foreign subsidiaries;

•	Exposure to foreign tax regimes in which the rules are not clear, are not consistently applied and are subject to sudden change;

•	Our advancement of inputs to tobacco suppliers in return for the suppliers’ agreements to deliver us unprocessed tobacco could expose us to losses;

•	Risks related to our capital structure, including our ability to continue to finance our non-U.S. local operations with uncommitted short term operating credit lines at the local level;

•	The volatility and disruption of global credit markets and adverse changes arising from the current global financial crisis;

•	Fluctuations in foreign currency exchange and interest rates;

•	Reductions in demand for consumer tobacco products;

•	The impact of litigation on customers;

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Legislation and regulatory and other governmental initiatives that may reduce consumption of consumer tobacco products and demand for our services and increase regulatory burdens on us or our customers, including the Family Smoking Prevention and Tobacco Control Act signed by President Obama on June 22, 2009;

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Resolution of pending governmental investigations into, and litigation concerning, Foreign Corrupt Practices Act matters and leaf tobacco industry buying and other practices to which we are subject; and

•	Low investment performance by our defined benefit pension plan assets which may require us to fund a larger portion of our pension obligations, thus diverting funds from other potential uses.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SUMMARY

This summary highlights information appearing elsewhere in, or incorporated by reference into, this prospectus. This summary is not complete and does not contain all of the information that you should consider before tendering old notes in the exchange offer. You should carefully read the entire prospectus, including the section entitled “Risk Factors,” along with the financial data and related notes and the other documents that we incorporate by reference in this prospectus. Except as otherwise indicated or otherwise required by the context, references in this prospectus to “we,” “us,” “our,” “Alliance One,” the “company” or the “Issuer” refer to the combined business of Alliance One International, Inc. and its subsidiaries.

The “old notes” consisting of the 10% Senior Notes due 2016, $570,000,000 aggregate principal amount of which were issued July 2, 2009 and $100,000,000 aggregate principal amount of which were issued on August 26, 2009, and the “new notes” consisting of the 10% Senior Notes due 2016 offered pursuant to this prospectus are sometimes collectively referred to in this prospectus as the “notes.” This prospectus and the letter of transmittal that accompanies it collectively constitute the exchange offer.

Our fiscal year ends on March 31. References to a fiscal year are to the fiscal year ending in that year. For example, our fiscal year 2010 ended on March 31, 2010.

On May 13, 2005, we completed the merger of Standard Commercial Corporation (“Standard”) with and into DIMON Incorporated (“DIMON”) and, immediately following the merger, DIMON changed its name to Alliance One International, Inc.

Our Company

We are one of only two global independent publicly held leaf tobacco merchants, each with substantially similar global market shares. We have broad geographic processing capabilities, a diversified product offering and an established customer base, including all of the major consumer tobacco product manufacturers. We select, purchase, process, store, pack and ship tobacco grown in more than 45 countries, serving manufacturers of cigarettes and other consumer tobacco products in more than 90 countries around the world. We process tobacco through a complex mechanized threshing and separating operation and then dry it to meet precise moisture levels in accordance with the customer’s specifications. The processing of leaf tobacco facilitates shipping and prevents spoilage and is an essential service to our customers because the quality of processed leaf tobacco substantially affects the quality of the manufacturer’s end product. In an increasing number of important markets, we also provide agronomy expertise for growing leaf tobacco.

Alliance One holds a leading position in most tobacco growing regions in the world, including the principal export markets for flue-cured, burley and oriental tobacco: the United States, Brazil, Malawi, Turkey, Argentina, India and Thailand. In addition, we process tobacco in more than 50 owned and third party facilities around the world.

The world’s large multinational cigarette manufacturers, with one exception, rely primarily on independent leaf tobacco merchants such as Alliance One to supply the majority of their leaf tobacco needs. Through our predecessor companies, we have a long operating history in the leaf tobacco industry and have maintained relationships with many of our major customers for more than 50 years, with some of these relationships beginning in the early 1900s. We sell our processed tobacco primarily to large multinational cigarette manufacturers, including Philip Morris International, Inc., Japan Tobacco, Inc., Imperial Tobacco Group, PLC, China National Tobacco Co., British American Tobacco, Philip Morris USA, Inc., Eastern Company S.A.E., R. J. Reynolds Tobacco Company, Lorillard Tobacco Company and others. We do not manufacture cigarettes or other consumer tobacco products.

Our fiscal 2010 revenues were approximately $2.3 billion. Our revenues are primarily comprised of sales of processed tobacco and fees charged for processing and related services to manufacturers of tobacco products around the world. Processing and other revenues are less than 5% of our total revenues.

The Industry

Despite the tightening effect of tobacco control on global cigarette consumption, tobacco remains one of the world’s major consumer products industries with 20% of the worldwide population purchasing tobacco products as estimated by Euromonitor International in a November 2008 report. Euromonitor estimates demand in 2007 standing at 5.6 trillion cigarette sticks (growing at 2% from the prior year), 23.6 billion cigars and cigarillos (growing at 5.9%) and roll-your-own and pipe tobacco at 209,000 metric tons (declining by 3.1%). Euromonitor also estimates that in 2007 1.3 billion smokers spent an average of $396 on tobacco products per year.

Developing markets dominate global sales growth with 6% annual growth predicted between 2008 and 2010, while developed markets are anticipated to decline by 3%. The mix of sales also is anticipated to continue to improve with a 4% increase of premium brands on a global basis. According to the Food and Agriculture Organization of the United Nations, or FAO, based on a study completed in 2003, cigarettes accounted for over 85% of global tobacco consumption, and a more recent Euromonitor report estimates that cigarettes accounted for 95% of tobacco consumption, excluding smokeless tobacco products. Until the middle of this decade, American-blend cigarettes gained market share throughout the world because they contain less tar and nicotine, have a milder taste, enjoy a strong brand image and are being heavily marketed by expanding multinational manufacturers. Growth of American-blend cigarettes has been attributed to consumers with more spending power in developing countries and displaced traditional cigarettes in many markets, such as the dark tobacco cigarettes in France and Spain, the 100% oriental tobacco cigarettes consumed throughout Russia and the former Eastern bloc countries and indigenous smoking products such as bidis in India and kreteks in Indonesia. American-blend cigarettes typically contain a blend of approximately 50% flue-cured, 35% burley and 15% oriental tobacco, although the exact components vary according to each manufacturer’s blend. However with global growth of consumption shifting to the Asia Pacific and Sub continent regions, Virginia, Modified Virginia and Chinese-style cigarettes have increased their share of the global market. These style cigarettes typically contain 95 to 100% flue-cured tobaccos, with variations containing small percentages of burley and/or oriental tobaccos. According to Euromonitor, the Asia Pacific region now accounts for approximately 37% of global cigarette consumption growing at a 4% annual rate while North American and European markets dominated by American-blend cigarettes have declined at 3% and 1% annual rates, respectively.

With one exception all of the multinational cigarette manufacturers rely primarily on global leaf tobacco merchants such as Alliance One to cause to be grown, purchase, process and supply leaf tobacco used in manufacturing cigarettes. Leaf tobacco merchants select, purchase, process, store, pack and ship tobacco, and, in a growing number of emerging markets, provide agronomic expertise.

We believe the following are important trends impacting the leaf tobacco industry:

Regional Growth. Cigarette consumption continues to increase worldwide in part as a result of adult population growth and tobacco market stabilization since the late 1990s. Developing markets such as China, the remaining Asia Pacific region, Africa, Latin America and Eastern Europe are expected to experience growth, while overall consumption in the U.S. and Western Europe is projected to decline. As the large international cigarette manufacturers grow in developing markets, they will look to trusted advisors for a reliable source of quality flue-cured tobacco, the primary component of the Virginia, Modified Virginia and Chinese-style cigarettes traditionally consumed in those markets. Further, as the international manufacturers continue to penetrate those markets and the adult population in those markets continues to grow in number with more disposable income, there may be an increase in consumption of American-blend cigarettes, causing an increased demand for export quality blended tobacco.

Consolidation Among Multinational Cigarette Manufacturers and Expansion of Non-U.S. Operations. Increased competition in the global tobacco industry as well as the desire to grow and compete in new markets have resulted in multinational cigarette manufacturers looking for new market penetration opportunities as well as economies of scale in order to leverage their brands, manufacturing, distribution and marketing capabilities and enhance profitability. Consequently, multinational cigarette manufacturers are looking for mergers and acquisitions to remain competitive, as seen by the acquisitions by Imperial Tobacco Group PLC of Commonwealth Brands and Altadis; Gallaher Group Plc (“Gallaher”) by Japan Tobacco Inc.; Altria’s spin-off of Philip Morris International into a separate company followed by Philip Morris International’s acquisition of Indonesian cigarette manufacturer Sampoerna, Rothmans Inc. and the South African operations of Swedish Match AB and the purchase by Philip Morris USA (part of Altria) of both John Middleton and United States Tobacco Company. BAT purchased Tekel in Turkey and most recently 85% of Bentoel Indonesia, and Japan Tobacco Inc. recently acquired Tribac Leaf Limited, Kannenberg & Cia Ltda., and Kannenberg, Barker, Hail & Cotton Tabacos Ltda. These large multinational cigarette manufacturers are also looking to increase their presence in developing countries throughout the world, including Asia, Central and Eastern Europe, the former Soviet Union and Africa. Other privatizations of monopolies are expected, and the large manufacturers are entering joint or licensed manufacturing ventures to attempt to capitalize on the growth in China. As cigarette manufacturers expand their global operations, we believe that demand for local sources of leaf tobacco and local tobacco processing facilities will increase, primarily due to beneficial tariff rates and lower freight costs. We also believe that the international expansion of cigarette manufacturers will cause these manufacturers to rely more on the leaf tobacco merchants like us that can source and process tobacco on a global and local basis.

Growing Importance of Global Independent Leaf Tobacco Merchants. Our customers are experiencing increased margin pressure due to the impact of rising taxes on cigarette prices, anti-smoking campaigns, the current global economic downturn and the global competition for market share. As they battle for market share in a high-margin, consumer product business, they are increasingly focused on managing their cost structures, and accordingly look to their leaf suppliers to increase efficiency in their operations. As the large international manufacturers compete in the emerging markets of Asia Pacific, the Sub-continent and Africa, they will need a dynamic mix of tobaccos as they provide Virginia, Modified Virginia and Chinese-style cigarettes traditionally consumed in those markets and monitor each region’s progression toward American-blend products. As a result, we believe that cigarette manufacturers increasingly consider global leaf merchants to be value-added partners, in large part because of their global scope and expertise in sourcing, processing and packing leaf tobacco to meet specific customer needs while adhering to their best practices.

Our Competitive Strengths

We believe our principal competitive strengths include the following:

Market Leadership. Alliance One is one of only two global independent leaf tobacco merchants, each with substantially similar global market shares. We have broad geographic processing capabilities, a diversified product offering and an established customer base, including all of the major tobacco consumer product companies. We operate approximately 15 processing facilities in 10 countries, including all the principal export markets for flue-cured, burley and oriental tobacco. We believe that the significant scale of our operations and the quality of our managerial talent enable us to achieve efficiencies in key markets by, among other things, reducing redundant operating expenses, improving facility and inventory management and implementing best practices across our businesses. As a result of our scale, global reach and financial resources, we are well suited to serve the needs of large multinational cigarette manufacturers.

Strong Customer Relationships. The majority of our tobacco customers, including Philip Morris International, Japan Tobacco, Altria, China Tobacco, Imperial Tobacco, British American Tobacco, Lorillard and

Reynolds American are diversified leaders in their respective markets with strong track records in the industry. We have maintained relationships with many major customers for more than 50 years, providing us with extensive knowledge of customers’ purchasing needs and quality requirements. Our sourcing and agronomic expertise at the local level, processing and packing capabilities and other value-added services have led our customers to increasingly rely on our operations.

Global Diversity. We purchase tobacco grown in more than 45 countries and serve manufacturers of cigarettes and other consumer tobacco products located in more than 90 countries around the world. We have access to a diverse supply of tobacco grown in a number of different regions throughout the world and are able to respond to weather, political or economic conditions causing fluctuations in the quality, yield or price of tobacco grown in any one region. In particular, our relationships with tobacco producers in key origins, such as Brazil, China, Tanzania, Thailand, India and Malawi, enable us to increasingly market the improved quality of leaf from these origins at competitive pricing. We continue to develop new crops or expand existing ones in strategic locations to provide improved security of supply and tariff-friendly products where regional tariff advantages exist. As a result of this flexibility, we believe customers will continue to look to us to source increased amounts of tobacco from these and other tobacco-producing countries.

Experienced Management Team. Alliance One has a dedicated and experienced management team. Our seven senior executive officers have an average of 21 years of experience in the domestic and international tobacco industry. We believe that this combination of backgrounds and experience will enable us to maintain and strengthen long-term relationships with customers and leverage our market leadership position.

Operating Efficiencies. Alliance One is focused on achieving optimal operating efficiencies and cost savings throughout our organization. As part of this ongoing process we have:

•	rationalized facilities and reduced fixed factory costs and administration;

•	reduced corporate and regional overhead; and

•	eliminated redundant headcount in areas such as sales, support, insurance, IT and related functions.

In addition to these cost savings, we have realized improved operating efficiencies by implementing our expertise and capabilities and spreading combined volumes over a streamlined asset base. The focus on cost savings and operating efficiencies has better positioned us to serve and grow with our customers as they respond to global industry conditions.

Our Business Strategy

We are committed to maintaining and enhancing our financial position, global operations and global market share. We are focused on the following key strategic initiatives, which we believe will help us capitalize on our strengths and tobacco industry trends.

Disciplined Investment Initiatives. We have focused our efforts and strategies on the future needs of the cigarette manufacturing industry, which has come to rely increasingly on global tobacco leaf merchants in an effort to manage cost structure. To this end, we have selectively made investments in tobacco-producing areas where the price, tobacco quality and value relationships fit our customers’ evolving needs for low-cost tobaccos packed to international specifications. We believe that, as a result of our economies of scale and scope, we are positioned to respond to customers’ needs in emerging lower-cost tobacco producing regions of today and tomorrow. We continually evaluate the product and geographic markets in which we operate to ensure that our operational model meets the strategic needs of our customers and the industry.

Develop and Expand Existing Customer Service Capabilities. During the past several years, we have significantly enhanced our customer service capabilities through a combination of information technology, processing technology and quality management initiatives. We expect to continue our investments in information technology and to identify and pursue opportunities that link value-adding applications directly with our customers’ operations. As an example of our service capability, we have the ability to trace tobacco as it is harvested, received, graded, processed, stored, packed and shipped to the cigarette manufacturer, so that the manufacturer can track the source of the tobacco in its end product. In addition, we will continue to use our agronomic expertise to improve standards and crop quality in developing origins, while continuing to adhere to the social responsibility standards that multinational cigarette manufacturers now expect from their partners.

Continue to Refine Global Footprint. We continually monitor and measure the long-term profitability of each component of our global operations. This process has resulted in the identification and discontinuance, whether through sale or other means, of certain operations around the world as we better focus on the most key markets and business, such as our value-added programs for customers. We will continue to scrutinize all of our operations and look for further opportunities to rationalize our operational footprint and deploy our resources where we see the greatest opportunity for returns, both in terms of growing margins as well as cost reductions and improved efficiencies.

Continue Focus on Debt Reduction. We will continue to place a priority on overall debt reduction. As we seek to lower costs and improve margins, we intend to deploy our cash flow to voluntary debt prepayments. We will continue to look for innovative, lower-cost financing alternatives, such as our receivables securitization and use of proceeds to reduce debt. In addition, as we continue to refine our global footprint and identify non-core assets and operations, we will seek to dispose of those assets and deploy the proceeds to reduce indebtedness.

Progress Since the Merger of Standard and DIMON

The merger between Standard and DIMON gave the company the necessary scale in key markets by broadening geographic processing capabilities, further diversifying product offerings and enlarging an established customer base. The merger integration process is complete with expected operating results realized one year ahead of schedule. The company reduced the number of leaf processing facilities in the U.S. from four at the time of the merger to currently two, in Brazil from four to two, and in Malawi from two to one. Headcount has been reduced from an estimated 7,600 employees before the merger to approximately 5,000 employees at March 31, 2010. The investments and costs incurred during the integration process are substantially complete.

Recent Developments

Refinancing Transactions

In fiscal 2010, we completed several refinancing transactions (the “Refinancing Transactions”), which are described below.

Issuance of Senior Notes

On July 2, 2009, we issued $570 million principal amount of the old notes. This initial issuance of old notes was priced at 95.177% of the face value, for gross proceeds of approximately $542.5 million and representing a yield to maturity of 11.0%.

On August 26, 2009, we issued an additional $100 million principal amount of the old notes. The terms of these old notes are substantially identical to those of the old notes issued on July 2, 2009, other than the issue date and issue price, and form a part of the same series as the old notes issued on July 2, 2009. The old notes issued on August 26, 2009 were priced at 97.500% of the face value, for gross proceeds of $97.5 million and representing a yield to maturity of approximately 10.512%. We intend to apply the net proceeds from the sale of the old notes issued on August 26, 2009 to repay outstanding borrowings under certain short-term seasonal lines of credit from foreign financing sources scheduled to mature over the next one to nine months and bearing interest at annual rates ranging from approximately 10.30% to 11.25%.

The terms of the old notes are described in greater detail in “Refinancing Transactions—Issuance of Senior Notes.”

Issuance of Convertible Senior Subordinated Notes

On July 2, 2009, we issued $100 million principal amount of our 5 1/2% Convertible Senior Subordinated Notes due 2014 (the “Convertible Notes”). On July 15, 2009, we issued an additional $15 million aggregate principal amount of the Convertible Notes pursuant to the exercise in full by the initial purchasers of the Convertible Notes of an option we granted to them to purchase additional Convertible Notes within 13 days after the date of the original issuance of the Convertible Notes solely to cover over-allotments. The Convertible Notes are our general unsecured obligations and are subordinated in right of payment to all of our existing and future senior debt, including the notes, and are pari passu in right of payment with all existing and future senior subordinated indebtedness. The Convertible Notes mature on July 15, 2014. If a fundamental change (as defined in the Convertible Notes Indenture) occurs at any time, holders of the Convertible Notes will have the right, at their option, to require us to repurchase all or a portion of the Convertible Notes for cash at a price equal to 100% of the principal amount of the Convertible Notes to be repurchased plus accrued and unpaid interest to, but excluding, the date of repurchase.

The terms of the Convertible Notes are described in greater detail in “Refinancing Transactions—Issuance of Convertible Notes.”

Convertible Note Hedge Transactions and Warrant Transactions

In connection with the private offering of the Convertible Notes and the exercise of the over-allotment option with respect to the Convertible Notes, we entered into privately negotiated convertible note hedge transactions (the “convertible note hedge transactions”) with three counterparties, which include one initial purchaser of the Convertible Notes and affiliates of two other initial purchasers (the “hedge counterparties”). The convertible note hedge transactions cover, subject to customary anti-dilution adjustments, the number of shares of our common stock that in the aggregate initially underlie the Convertible Notes sold on July 2, 2009 and July 15, 2009. We applied a portion of the net proceeds from the issuance of the Convertible Notes to pay an aggregate amount of approximately $39.42 million to the hedge counterparties for the convertible note hedge transactions. We also entered into privately negotiated warrant transactions (the “warrant transactions”) relating to the same number of shares of our common stock with the hedge counterparties. We received an aggregate payment of approximately $16.82 million for the sale of the warrants.

The terms of the convertible note hedge transactions and warrant transactions are described in greater detail in “Refinancing Transactions—Convertible Note Hedge Transactions and Warrant Transactions.”

Repurchase, Redemption and Amendment of Certain Existing Notes

On July 2, 2009, we applied a portion of the net proceeds from our sale of the old notes issued on that date and our sale of the Convertible Notes to fund the purchase of approximately $467.5 million aggregate principal amount of our existing notes pursuant to an early settlement of our cash tender offer (the “Tender Offer”), commenced on June 9, 2009, for any and all of our 11% Senior Notes due 2012, 8 1/2% Senior Notes due 2012,

12  3/4% Senior Subordinated Notes due 2012, 9 5 /8% Senior Notes due 2011, 7 3/4% Senior Notes due 2013 and 8% Senior Notes due 2012, Series B (collectively, the “Existing Notes”).

On July 2, 2009, in connection with our early settlement of the Tender Offer with respect to our 11% Senior Notes due 2012, 8 1/2% Senior Notes due 2012 and 12 3/4% Senior Subordinated Notes due 2012 (the “Alliance One Notes”), certain amendments to the indentures governing the Alliance One Notes became operative and effective. These amendments eliminated substantially all of the restrictive covenants, eliminated requirements for subsidiary guarantees and requirements to conduct repurchase offers following certain events, including a change in control, modified redemption notice periods from 30 days to three business days, eliminated or modified certain events of default and certain conditions to defeasance of the Alliance One Notes, and eliminated or modified related provisions contained in the indentures governing the Alliance One Notes.

On July 9, 2009, we applied a portion of the remaining net proceeds from our sale of the old notes issued on July 2, 2009 and of the Convertible Notes to fund the purchase of approximately $1.1 million aggregate principal amount of additional Existing Notes in connection with the final settlement of the Tender Offer. On July 31, 2009, we applied a portion of the remaining net proceeds to effect, in accordance with the terms of the applicable indentures, a legal defeasance of, and thereby discharge our obligations with respect to, the remaining 11% Senior Notes due 2012 and 12 3/4% Senior Subordinated Notes due 2012, which were redeemed on August 3, 2009.

On December 4, 2009, we redeemed the remaining 9 5/8% Senior Notes due 2011, 7 3/4% Senior Notes due 2013 and 8% Senior Notes due 2012, Series B.

These repurchase, defeasance, redemption and amendment transactions are described in greater detail in “Refinancing Transactions—Repurchase, Redemption and Amendment of Certain Existing Notes.”

Senior Secured Credit Facility

On July 2, 2009, we entered into a credit agreement with a syndicate of lenders providing for a senior secured credit facility (the “New Credit Facility”) maturing on September 30, 2012. This New Credit Facility replaced our existing $305 million revolving senior secured credit facility, which was scheduled to mature on September 30, 2010. We applied a portion of the net proceeds from the issuance of the old notes issued on July 2, 2009 and of the Convertible Notes and initial borrowings under the New Credit Facility to fund the repayment of outstanding borrowings under the replaced $305 million revolving senior secured credit facility. The initial lenders under the New Credit Facility have provided commitments for borrowings of up to $270 million, and the credit agreement permits us to add an additional $55 million in lending commitments to the facility. On April 7, 2010, we added an additional $20 million in lending commitments to the facility. We may seek to obtain up to $35 million of additional commitments, however, we can not assure you that we will seek or obtain such additional commitments. Borrowings under the New Credit Facility bear interest at an initial annual rate of LIBOR plus 2.50%, though the interest rate under the facility is subject to potential increase or decrease according to a consolidated interest coverage ratio pricing matrix. One of our primary foreign holding companies, Intabex Netherlands B.V., is a co-borrower under the facility, and borrowings by Alliance One, including obligations under outstanding letters of credit for the benefit of Alliance One, are limited to $200 million outstanding at any one time. One of our primary foreign trading companies, Alliance One International AG, is a guarantor of the obligations of Intabex Netherlands B.V. under the credit agreement. Such obligations are also guaranteed by Alliance One and must be guaranteed by any of our material direct or indirect subsidiaries.

On August 24, 2009, we entered into an amendment to the credit agreement governing the New Credit Facility which permitted us to issue the $100 million aggregate principal amount of the old notes on August 26, 2009. On June 9, 2010, we entered into a second amendment to the credit agreement to revise certain financial covenants and to permit the issuance of up to 30% of the equity of one our subsidiaries to others.

The terms of the New Credit Facility are described in greater detail in “Description of Other Indebtedness—New Senior Secured Credit Facility.”

Loss Contingency Related to Governmental Investigations

We are currently under investigation for potential criminal and civil violations of the Foreign Corrupt Practices Act. We have been advised by Department of Justice (“Justice”) and the Securities and Exchange Commission (the “SEC”) that such agencies believe that violations of applicable federal laws have occurred. We are engaging in discussions with both agencies to resolve their investigations into alleged violations of the Foreign Corrupt Practices Act and other federal securities laws. Based on those discussions, resolution of the investigations is likely to include injunctive relief, disgorgement, fines, penalties and the retention of an independent compliance monitor. Moreover, negotiations with the agencies have reached a stage at which an agreement in principle has been reached and we are able to estimate a probable loss in connection with these matters of $19.45 million for any disgorgement, fines and penalties. This loss is recorded in Accrued Expenses and Other Income (Expense) in our consolidated balance sheet at March 31, 2010 and in our statement of consolidated operations for the year ended March 31, 2010, respectively, as included in the 2010 Form 10-K. This agreement in principle is subject to the finalization and execution, with both the SEC and the Justice, of definitive agreements and, further, is subject to the approval of a federal court having jurisdiction over this matter. Therefore, we cannot assure you that our negotiations with the SEC and Justice will result in a final resolution, and the amount of the loss upon final resolution may exceed our current estimate. Further, we will incur additional costs associated with the retention of an independent monitor and with any changes we may implement as a result.

Recent Vertical Integration Transactions

Demand for our leaf tobacco or processing services could be materially reduced if cigarette manufacturers significantly vertically integrate their operations, either through acquisition of our competitors or by establishing new operations. Recently, one of our significant customers, Japan Tobacco, Inc., acquired Kannenberg & Cia Ltda., a leaf producer of flue-cured and burley tobaccos operating in the Brazilian market, and Kannenberg, Barker, Hail & Cotton Tabacos Ltda., which processes and sells Brazilian tobaccos, sourced principally from Kannenberg & Cia Ltda. In addition, Japan Tobacco recently acquired the business of Tribac Leaf Limited, principally a leaf processing business in Malawi, and announced an agreement to form a joint venture with Hail & Cotton, Inc. and J.E.B International for the procurement and processing of U.S. leaf tobacco to be sold to Japan Tobacco. Japan Tobacco has estimated that its investment in these acquisitions and the joint venture will be approximately $230 million. We believe that collectively these transactions could have a material adverse effect on our financial condition and results of operations. See “Risk Factors—Our reliance on a small number of significant customers may adversely affect our results of operations.”

Additional Information

Our principal executive offices are located at 8001 Aerial Center Parkway, Morrisville, North Carolina 27560-8417. Our telephone number is (919) 379-4300 and our website address is www.aointl.com. The information on, or accessible through, our website is not a part of this prospectus.

The Exchange Offer

On July 2, 2009, we issued $570,000,000 aggregate principal amount of the old notes in transactions exempt from registration under the Securities Act. In connection with that issuance of old notes, we entered into a registration rights agreement, dated as of July 2, 2009, with the initial purchasers of those old notes. On August 26, 2009, we issued an additional $100,000,000 aggregate principal amount of the old notes in transactions exempt from registration under the Securities Act. In connection with that issuance of old notes, we entered into a registration rights agreement, dated as of August 26, 2009, with the initial purchasers of those old notes. In these registration rights agreements, we agreed to offer to exchange old notes for new notes registered under the Securities Act. In this prospectus the old notes and the new notes are referred to together as the “notes.” You should read the discussion under the heading “Description of the Notes” for information regarding the notes.

The Exchange Offer	We are offering to exchange up to $670 million principal amount of the new notes for an identical principal amount of the old notes. The new notes are substantially identical to the old notes, except that:

•	the new notes will be freely transferable, other than as described in this prospectus;

•	holders of the new notes will not be entitled to the rights of the holders of the old notes under the registration rights agreements; and

•	the new notes will not contain any provisions regarding the payment of additional interest for failure to satisfy obligations under the registration rights agreements.

We believe that you can transfer the new notes without complying with the registration and prospectus delivery provisions of the Securities Act if you:

•	are not an affiliate of Alliance One within the meaning of Rule 405 under the Securities Act;

•	are not a broker-dealer tendering old notes acquired directly from Alliance One for your own account;

•	acquired the old notes in the ordinary course of your business; and

•	have no arrangements or understandings with any person to participate in this exchange offer for the purpose of distributing the old notes and have made representations to Alliance One to that effect.

If any of these conditions are not satisfied and you transfer any new notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act.

You may only exchange outstanding old notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Registration Rights	We have agreed to use our commercially reasonable efforts to consummate the exchange offer or cause the old notes to be registered under the Securities Act to permit resales. If we are not in compliance with our obligations under the registration rights agreements, then additional interest (in addition to the interest otherwise due on the old notes or the new notes) will accrue on such old notes or new notes upon such occurrence.

If the exchange offer is completed on the terms and within the time period contemplated by this prospectus, other than with respect to certain broker-dealers, holders who do not tender their old notes will not have any further registration rights under the registration rights agreements or otherwise and will not have rights to receive additional interest. Certain broker-dealers, including the initial purchasers of the old notes, may have additional registration rights only in limited circumstances. See “The Exchange Offer—Shelf Registration.”

No Minimum Condition	The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered for exchange.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on July 19, 2010, unless it is extended.

Exchange Date	Old notes will be accepted for exchange beginning on the first business day following the expiration date, upon surrender of the old notes.

Conditions to the Exchange Offer	Our obligation to complete the exchange offer is subject to limited conditions. See “The Exchange Offer—Conditions to the Exchange Offer.” We reserve the right to terminate or amend the exchange offer at any time before the expiration date if various specified events occur.

Withdrawal Rights	You may withdraw the tender of your old notes at any time before the expiration date. Any old notes not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of the exchange offer.

Appraisal Rights	Holders of old notes do not have any rights of appraisal for their notes if they elect not to tender their old notes for exchange.

Procedures for Tendering Old Notes	See “The Exchange Offer—How to Tender.”

Effect on Holders of Old Notes

As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant under the registration rights agreements. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreements. If you do not tender your old notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the old notes as set forth in the indenture, except we will not have any further obligation to you to provide for the exchange of the old notes under the registration rights agreements.

To the extent that old notes are tendered and accepted in the exchange offer, the trading market for old notes could be adversely affected.

Consequences of Failure to Exchange	All untendered old notes will continue to be subject to the restrictions on transfer set forth in the old notes and in the indenture. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register resales of the old notes under the Securities Act and will have no obligation to do so except in limited circumstances applicable to certain broker-dealers, including the initial purchasers of the old notes. See “The Exchange Offer—Shelf Registration.”

Material United States Federal Income Tax Considerations	The exchange of old notes for new notes by U.S. holders should not be a taxable exchange for U.S. federal income tax purposes, and U.S. holders will not recognize any taxable gain or loss as a result of the exchange. See “Material United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Broker-dealers	Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale or other transfer of such new notes, including information with respect to any selling holder required by the Securities Act in connection with the resale of the new notes and must confirm that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the new notes. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Exchange Agent	Deutsche Bank Trust Company Americas is serving as exchange agent in connection with the exchange offer.

The New Notes

The summary below describes the principal terms of the new notes. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the old notes and the new notes. The new notes are substantially identical to the old notes, except that the new notes have been registered under the Securities Act and will not have any of the transfer restrictions and additional interest provisions relating to the old notes. The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture.

Issuer	Alliance One International, Inc.

Notes Offered	$670,000,000 aggregate principal amount of new notes in exchange for $670,000,000 aggregate principal amount of outstanding old notes.

Maturity Date	July 15, 2016.

Interest Payment Dates	January 15 and July 15 of each year.

Ranking	The new notes are our senior unsecured obligations. Accordingly, they will rank:

•	pari passu in right of payment with all of our existing and future unsecured senior indebtedness; and

•	senior in right of payment to any of our existing and future subordinated indebtedness, including the Convertible Notes.

The new notes will rank equally with any of our outstanding Existing Notes and will rank senior in right of payment to the Convertible Notes.

The new notes will be effectively subordinated to our secured indebtedness, including all borrowings under our New Credit Facility, to the extent of the value of the assets securing that indebtedness. See “Risk Factors—Risks Related to Our Notes and this Offering—Your right to receive payments on these notes is effectively subordinated to the rights of our existing and future secured creditors.” As of March 31, 2010, the aggregate amount of our secured indebtedness and the secured indebtedness of our subsidiaries was approximately $33.9 million.

The new notes will be structurally subordinated to the indebtedness and other liabilities (including trade payables) of our subsidiaries. As of March 31, 2010, there was $317.2 million of indebtedness and other liabilities (including trade payables) of our subsidiaries. In addition, our subsidiaries had $178.9 million of contingent liabilities in the form of guarantees of the indebtedness of third parties. See “Risk Factors—Risks Related to Our Notes and this Offering—Our company structure results in significant structural subordination of the notes and may affect our ability to make payments on the notes.”

Guarantees	Each of our existing and future material domestic subsidiaries will guarantee the notes. We currently have no material domestic subsidiaries. Our foreign subsidiaries will not guarantee the notes.

Accordingly, the new notes will not be guaranteed by any of our subsidiaries at the date of issuance and will therefore be structurally subordinated to all the liabilities of our subsidiaries, including trade payables. See “Description of Notes—Note Guarantees.”

Optional Redemption	At any time prior to July 15, 2013, we may redeem the notes, in whole or in part, at a redemption price equal to the make whole amount described under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest and additional interest, if any, to the redemption date.

On or after July 15, 2013, we may redeem the notes, in whole or in part, at the applicable redemption prices described under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest and additional interest, if any, to the redemption date.

In addition, we may redeem up to 35% of the aggregate principal amount of the notes using net proceeds from certain equity offerings completed on or prior to July 15, 2012.

Repurchase at Holder’s Option upon a Fundamental Change	A holder may require us to repurchase some or all of its notes for cash upon the occurrence of a fundamental change at a price equal to 101% of the principal amount of notes being repurchased, plus accrued and unpaid interest, if any, to but excluding, the date of repurchase. See “Description of Notes—Repurchase at the Option of Holders.”

Certain Covenants	The indenture governing the notes contains covenants that impose significant restrictions on our business. The restrictions that these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness or issue disqualified stock or preferred stock;

•	make investments;

•	pay dividends and make other restricted payments;

•	sell assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to important exceptions and limitations, which are described under “Description of Notes.”

No Listing	We do not intend to apply for listing of any of the new notes on any securities exchange or for quotation through any annotated quotation system and a trading market for the new notes may not develop.

Risk Factors

Investment in the notes involves certain risks. You should carefully consider the information under “Risk Factors” in this prospectus and those included in the 2010 Form 10-K, as well as all other information included in this prospectus before investing in the notes.

Adoption of SFAS 160

Effective April 1, 2009, we adopted Statement of Financial Accounting Standards (SFAS) 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS 160”), as described more fully in Note 1 to the unaudited interim consolidated financial statements in our Form 10-Q for the period ended June 30, 2009. The adoption of SFAS 160 did not have a material impact on our financial condition, results of operations or cash flows. However, it did impact the presentation and disclosure of noncontrolling (minority) interests in our consolidated financial statements. As a result of the retrospective presentation and disclosure requirements of SFAS 160, we will be required to reflect the change in presentation and disclosure for all periods presented in future filings.

The principal effect on the prior year balance sheets related to the adoption of SFAS 160 is summarized as follows:

	March 31,
Balance Sheets	2009	2008
	(in thousands)
Equity, as previously reported	$326,661	$211,467
Increase for SFAS 160 reclass of non-controlling interest	4,119	3,623

Equity, as adjusted	$330,780	$215,090

Additionally, the adoption of SFAS 160 had the effect of reclassifying net income attributable to noncontrolling interests in the consolidated statement of operations from income (loss) from continuing operation to a separate line item. SFAS 160 also requires that net income be adjusted to include the net income attributable to the noncontrolling interests, and a new separate caption for net income attributable to Alliance One be presented in the consolidated statement of operations. Thus, after adoption of SFAS 160 net income will increase by $0.679 million, $0.368 million and $0.653 million for the fiscal years 2009, 2008, and 2007, respectively and net income attributable to Alliance One will be equal to net income as previously reported prior to the adoption of SFAS 160.

RISK FACTORS

Before tendering old notes, prospective participants in the exchange offer should carefully consider the risks described below and all of the information contained or incorporated by reference into this prospectus. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary statement regarding forward-looking statements” in this prospectus. The new notes, like the old notes, entail the following risks:

Risks Related to Our Notes and this Offering

We have substantial debt which may adversely affect us by limiting future sources of financing, interfering with our ability to pay interest and principal on the notes and subjecting us to additional risks.

We have a significant amount of indebtedness and debt service obligations. As of March 31, 2010, we had approximately $978.3 million of indebtedness. If we add new indebtedness to our current indebtedness levels, the related risks that we now face could increase.

Our substantial debt could have important consequences for you, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other obligations;

•

limiting our ability to obtain additional financing on satisfactory terms and to otherwise fund working capital, capital expenditures, debt refinancing, acquisitions and other general corporate requirements;

•

a significant portion of our cash flow from operations must be dedicated to paying interest on, and the repayment of, the principal of our indebtedness. This reduces the amount of cash we have available for making principal and interest payments under the notes and for other purposes and makes us more vulnerable to a decrease in demand for leaf tobacco, increases in our operating costs or general economic or industry conditions;

•	our ability to adjust to changing market conditions and to compete with other global leaf tobacco merchants may be hampered by the amount of debt we owe;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	restricting us from making strategic acquisitions or exploiting business opportunities.

In addition, the indenture governing the notes and the credit agreement governing our New Credit Facility each contain covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt. Also, a substantial portion of our debt, including borrowings under our New Credit Facility, bears interest at variable rates. If market interest rates increase, variable-rate debt will create higher debt service requirements, which would adversely affect our cash flow. While we may enter into agreements limiting our exposure to higher debt service requirements, any such agreements may not offer complete protection from this risk.

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could exacerbate further the risks associated with our significant leverage.

We may be able to incur substantial additional indebtedness in the future. Although the agreement governing our New Credit Facility and the indenture governing the notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant exceptions and limitations, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. If new debt is added to our existing debt levels, the related risks that we now face would increase. In addition, the indenture governing the notes will not prevent us from incurring obligations that do not constitute indebtedness under the agreement.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

The indenture governing the notes and the credit agreement governing our New Credit Facility contain a number of significant covenants. These covenants limit our ability to, among other things:

•	incur additional indebtedness;

•	issue preferred stock;

•	merge, consolidate or dispose of substantially all of our assets;

•	grant liens on our assets;

•	pay dividends, redeem stock or make other distributions or restricted payments;

•	repurchase or redeem capital stock or prepay subordinated debt;

•	make certain investments;

•	sell or otherwise dispose of assets, including equity interests of our subsidiaries;

•	enter into transactions with our affiliates; and

•	enter into certain sale and leaseback transactions.

In addition, the credit agreement governing our New Credit Facility requires us to meet certain financial tests. Complying with these covenants and tests may cause us to take actions that we otherwise would not take or not take actions that we otherwise would take. The failure to comply with these covenants and tests would cause a default under the New Credit Facility and under the indenture, and would prevent us from taking certain actions, such as incurring additional debt, paying dividends or redeeming senior notes or subordinated debt. A default, if not waived, could result in the debt under our New Credit Facility and the indenture becoming immediately due and payable and could result in a default or acceleration of our other indebtedness with cross-default provisions. If this occurs, we may not be able to pay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our New Credit Facility or otherwise in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our New Credit Facility and these notes, on commercially reasonable terms or at all. Additionally, to the extent permitted under our New Credit Facility and indentures, we may repurchase, repay or tender for our bank debt, senior notes or other debt, which may place pressure on future cash requirements to the extent that the debt repurchased, repaid or tendered cannot be redrawn.

Your right to receive payments on these notes is effectively subordinated to the rights of our existing and future secured creditors.

Holders of our secured indebtedness will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. Notably, we and certain of our foreign subsidiaries are parties to the credit agreement governing our New Credit Facility, which is secured by liens on certain of our assets, including the pledge of domestic accounts receivable and inventory and 100% of the capital stock of any material domestic subsidiaries (of which there are none on the date hereof) and 65% of the capital stock of any material first tier foreign subsidiaries, and the pledge by foreign subsidiaries that are parties to the facility of the stock of other foreign subsidiaries. The notes will be effectively subordinated to all that secured indebtedness and any other secured indebtedness we may incur. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

As of March 31, 2010, the aggregate amount of our secured indebtedness and the secured indebtedness of our subsidiaries was approximately $33.9 million. We will be permitted to borrow substantial additional indebtedness, including secured indebtedness and the secured indebtedness of our subsidiaries.

Our company structure results in significant structural subordination of the notes and may affect our ability to make payments on the notes.

We currently conduct a substantial majority of our operations through our subsidiaries and our subsidiaries generate a substantial majority of our operating income and cash flow. As a result, our cash flow and our ability to service debt, including our ability to pay the interest on and principal of the notes when due, are dependent to a significant extent on interest payments, cash dividends and distributions and other transfers of cash from our subsidiaries. Moreover, payments to us by our subsidiaries will be contingent upon these subsidiaries’ earnings. In addition, any payment of interest, dividends, distributions, loans or advances by our foreign subsidiaries to us could be subject to taxation or other restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdiction in which our foreign subsidiaries operate.

None of our subsidiaries will initially guarantee the notes, and only material domestic subsidiaries will be required to guarantee the notes if the subsidiary qualifies as a significant subsidiary as defined in the indenture. Our subsidiaries are separate and distinct legal entities and, unless they become a guarantor of the notes, have no obligations, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Thus, the notes will be structurally subordinated to all existing and future liabilities, including trade payables, of our non-guarantor subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, the creditors of such subsidiary will be paid first, after which the subsidiary may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise so that we can meet our obligations under the notes. In addition, the indenture governing the notes does not restrict the ability of our subsidiaries to incur additional indebtedness.

The notes will be effectively junior to the indebtedness and other liabilities (including trade payables) of our subsidiaries. We finance a significant amount of our operations through seasonal lines of credit maintained by our subsidiaries, and certain of our foreign subsidiaries are borrowers or guarantors of certain indebtedness under our New Credit Facility. As of March 31, 2010, our subsidiaries had $317.2 million of indebtedness and other liabilities (including trade payables). In addition, our subsidiaries had $178.9 million of contingent liabilities in the form of guarantees of the indebtedness of third parties. Our subsidiaries generated approximately 76% of our consolidated revenues in the twelve-month period ended March 31, 2010 and held approximately 75% of our consolidated assets as of March 31, 2010.

We must offer to repurchase the notes upon a change of control, which could also result in an event of default under our New Credit Facility.

The indenture governing the notes will require that, upon the occurrence of a “change of control,” as such term is defined in the indenture, we must make an offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Certain events involving a change of control will result in an event of default under our New Credit Facility and may result in an event of default under other indebtedness that we may incur in the future. An event of default under our New Credit Facility or other indebtedness could result in an acceleration of such indebtedness. See “Description of Notes—Repurchase at the Option of Holders.” We cannot assure you that we would have sufficient resources to repurchase any of the notes or pay our obligations if the indebtedness under our New Credit Facility or other indebtedness were accelerated upon the occurrence of a change of control. The acceleration of indebtedness and our inability to repurchase all the tendered notes would constitute events of default under the indenture governing the notes. No assurance can be given that the terms of any future indebtedness will not contain cross default provisions based upon a change of control or other defaults under such debt instruments.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

None of our subsidiaries will initially guarantee the notes, and only domestic subsidiaries will be required to guarantee the notes if the subsidiary qualifies as a significant subsidiary as defined in the indenture. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot assure you that any future guarantees given by a domestic significant subsidiary or any payments by such a subsidiary in respect of such a guarantee will not be voidable.

If there is no actual trading market for the notes, you may not be able to resell them quickly, for the price that you paid or at all.

We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation on any automated dealer quotation systems. The initial purchasers of the old notes currently make a market in the old notes and have advised us that they intend to continue to make a market in the notes, but they are not obligated to do so. Each initial purchaser may discontinue any market making in the notes at any time, in its sole discretion. As a result, we cannot assure you as to the liquidity of any trading market for the notes.

We also cannot assure you that you will be able to sell your notes at a particular time or at all, or that the prices that you receive when you sell them will be favorable. If there is no active trading market, you may not be able to resell your notes at their fair market value, or at all. The liquidity of, and trading market for, the notes may also be adversely affected by, among other things:

•	prevailing interest rates;

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices of securities similar to the notes. It is possible that the market for the notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

If a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

Risks Relating to Our Operations

Global shifts in sourcing customer requirements may negatively impact our organizational structure and asset base.

The global leaf tobacco industry is experiencing shifts in the sourcing of customer requirements for tobacco. For example, significant tobacco production volume decreases have occurred and may continue to occur in the United States, Zimbabwe and Western Europe from historical levels. At the same time, production volumes in other sourcing origins, such as Brazil and other areas of Africa, are stabilizing. Additional shifts in sourcing may occur as a result of currency fluctuations, including devaluation of the U.S. dollar. A shift in sourcing origins in Europe has been influenced by modifications to the tobacco price support system in the European Union (EU). Customer requirements are changing due to these variations in production, therefore influencing our ability to plan effectively for the longer term in Europe.

We may not be able to timely or efficiently adjust to these shifts in sourcing origins, and adjusting to these shifts may require changes in our production facilities in certain origins and changes in our fixed asset base. We have incurred, and may continue to incur, restructuring charges as we continue to adjust to these shifts in sourcing. Adjusting our capacity and adjusting to these shifts in sourcing may have an adverse impact on our ability to manage our costs, and could have an adverse effect on our financial performance.

Our financial results will vary according to growing conditions, customer indications and other factors, which reduces your ability to gauge our quarterly and annual financial performance.

Our financial results, particularly the quarterly financial results, may be significantly affected by fluctuations in tobacco growing seasons and crop sizes which affect the supply of tobacco. The cultivation period for tobacco is dependent upon a number of factors, including the weather and other natural events, such as hurricanes or tropical storms, and our processing schedule and results of operations can be significantly altered by these factors.

The cost of acquiring tobacco can fluctuate greatly due to smaller crop sizes and increased competition in certain markets in which we purchase tobacco. For example, in Malawi, a smaller 2007 crop and increased competition in the Malawi market increased green tobacco costs at auction by almost 100%, while processing and overhead costs also increased. Furthermore, short crops in periods of high demand translate into higher average green prices, higher throughput costs and less volume to sell.

Further, the timing and unpredictability of customer indications, orders and shipments cause us to keep tobacco in inventory, increase our risk and result in variations in quarterly and annual financial results. The timing of shipments can be materially impacted by shortages of containers and vessels for shipping as well as infrastructure and accessibility issues in ports we use for shipment. For example, shortages in shipping containers were a major factor in shipping delays in Brazil during our 2006 fiscal year. We may from time to time in the ordinary course of business keep a significant amount of processed tobacco in inventory for our customers to accommodate their inventory management and other needs. Sales recognition by us and our subsidiaries is based on the passage of ownership, usually with shipment of product. Because individual shipments may represent significant amounts of revenue, our quarterly and annual financial results may vary significantly depending on our customers’ needs and shipping instructions. These fluctuations result in varying volumes and sales in given periods, which also reduces your ability to compare our financial results in different periods or in the same periods in different years.

Suppliers who have historically grown tobacco and from whom we have purchased tobacco may elect to grow other crops instead of tobacco, which affects the world supply of tobacco and may impact our quarterly and annual financial performance.

Increases in the prices for other crops have led and may in the future lead suppliers who have historically grown tobacco, and from whom we have purchased tobacco, to elect to grow these other, more profitable items instead of tobacco. A decrease in the volume of tobacco available for purchase may increase the purchase price of such tobacco. As a result, we could experience an increase in tobacco crop acquisition costs which may impact our quarterly and annual financial performance.

Our advancement of inputs to tobacco suppliers could expose us to losses.

We advance inputs to our suppliers, which represent prepaid inventory, in many countries to allow the suppliers to grow tobacco, which we are contractually obligated to purchase. The advances to tobacco suppliers are settled as part of the consideration paid upon the suppliers delivering us unprocessed tobacco at market prices. Two primary factors determine the market value of the tobacco suppliers deliver to us: the quantity of tobacco delivered and the quality of the tobacco delivered. Unsatisfactory quantities or quality of the tobacco delivered could result in losses of amounts advanced to our tobacco suppliers or the deferral of those advances.

When we purchase tobacco directly from suppliers, we bear the risk that the tobacco will not meet our customers’ quality and quantity requirements.

In countries where we contract directly with tobacco suppliers, including Argentina, Brazil, the United States and certain African countries, we bear the risk that the tobacco delivered will not meet quality and quantity requirements of our customers. If the tobacco does not meet such market requirements, we may not be able to sell the tobacco we agreed to buy and may not be able to meet all of our customers’ orders, which would have an adverse effect on profitability and results of operations.

Weather and other conditions can affect the marketability of our inventory.

Like other agricultural products, the quality of tobacco is affected by weather and the environment, which can change the quality or size of the crop. If a weather event is particularly severe, such as a major drought or hurricane, the affected crop could be destroyed or damaged to an extent that it would be less desirable to our customers, which would result in a reduction in revenues. If such an event is also widespread, it could affect our ability to acquire the quantity of products required by customers. In addition, other items can affect the marketability of tobacco, including, among other things, the presence of:

•	non-tobacco related material;

•	genetically modified organisms; and

•	excess residues of pesticides, fungicides and herbicides.

A significant event impacting the condition or quality of a large amount of any of the tobacco crops we buy could make it difficult for us to sell such tobacco or to fill our customers’ orders.

Our reliance on a small number of significant customers may adversely affect our results of operations.

Our customers are manufacturers of cigarette and other tobacco products. Several of these customers individually account for a significant portion of our sales in a normal year. For fiscal 2010, each of Philip Morris International, Inc., British American Tobacco p.l.c. and Japan Tobacco Inc., including their respective affiliates, accounted for more than 10% of our revenues from continuing operations.

In addition, tobacco product manufacturers are experiencing consolidation and further consolidation among our customers could decrease such customers’ demand for our leaf tobacco or processing services. The loss of any one or more of such customers could have a material adverse effect on our financial condition or results of operations.

Further, demand for our leaf tobacco or processing services could be materially reduced if cigarette manufacturers significantly vertically integrated their operations, either through acquisition of our competitors, by establishing new operations or contracting directly with suppliers.

Recently, one of our significant customers, Japan Tobacco, Inc., acquired a leaf processing business in Malawi and a leaf processing business in Brazil, and announced the formation of a joint venture to acquire tobacco leaf in the United States. We believe that collectively these transactions could have a material adverse effect on our financial condition and results of operations.

We face increased risks of doing business due to the extent of our international operations.

We do business in more than 45 countries, many of which do not have stable economies or governments. Our international operations are subject to international business risks, including unsettled political conditions, expropriation, import and export restrictions, exchange controls, inflationary economies, currency risks and risks related to the restrictions on repatriation of earnings or proceeds from liquidated assets of foreign subsidiaries. These risks are exacerbated in countries where we have advanced substantial sums or guaranteed local loans or lines of credit for the purchase of tobacco from suppliers. For example, in 2006 as a result of the political environment, economic instability, foreign currency controls and governmental regulations in Zimbabwe, we deconsolidated our Zimbabwe subsidiaries. Zimbabwe had imposed a requirement of governmental authorization of any dividends paid from our Zimbabwe operation, which had been unsuccessful in satisfying unattainable criteria set by the Reserve Bank of Zimbabwe and, therefore, in obtaining the necessary authorizations.

We have expanded our international operations in areas where the export of tobacco has increased due to increased demand for lower priced tobacco. We have significant investments in our purchasing, processing and exporting operations in Argentina, Brazil, Malawi, Tanzania and Turkey.

In recent years, economic problems in Zimbabwe and Brazil have received wide publicity related to devaluation and appreciation of the local currency and inflation. Devaluation and appreciation can affect our purchase costs of tobacco and our processing costs.

We are subject to potentially inconsistent actions by the governments of certain foreign countries in which we operate which may have a significant impact on our financial results. For example, in 2006, our concession to promote tobacco production in the Chifunde district of Mozambique was terminated by the government. Thereafter, we assessed our remaining Mozambique operations without the Chifunde district and determined that it was not in our economic interest to remain in Mozambique without this strategic district. Consequently, we discontinued our operations within Mozambique after the 2006 crop.

Our exposure to changes in foreign tax regimes could adversely impact our business.

We do business in countries that have tax regimes in which the rules are not clear, are not consistently applied and are subject to sudden change. This is especially true with regard to international transfer pricing. Our earnings could be reduced by the uncertain and changing nature of these tax regimes.

Fluctuations in foreign currency exchange and interest rates could adversely affect our results of operations.

We conduct our business in many countries around the world. Our business is generally conducted in U.S. dollars, as is the business of the leaf tobacco industry as a whole. However, we generally must purchase tobacco in non-U.S. countries using local currency. As a result, local country operating costs, including the purchasing and processing costs for tobaccos, are subject to the effects of exchange fluctuations of the local currency against the U.S. dollar. When the U.S. dollar weakens against foreign currencies, our costs for purchasing and processing tobacco in such currencies increases. We attempt to minimize such currency risks by matching the timing of our working capital borrowing needs against the tobacco purchasing and processing funds requirements in the currency of the country where the tobacco is grown. Fluctuations in the value of foreign currencies can significantly affect our operating results.

In addition, the devaluation of foreign currencies has resulted and may in the future result in reduced purchasing power from customers whose capital resources are denominated in those currencies. We may incur a loss of business as a result of the devaluation of these currencies now or in the future.

We are subject to the Foreign Corrupt Practices Act (the “FCPA”), and we are currently under investigation by United States authorities for potential violations.

We are subject to the FCPA, which generally prohibits companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business and/or other benefits. Although our corporate policy prohibits foreign bribery and we have adopted procedures to promote compliance, there is no assurance that our policy or procedures will work effectively all of the time or protect us against liability under the FCPA for actions taken by our agents, employees and intermediaries with respect to our business or any businesses that we acquire. We operate in a number of jurisdictions that pose a high risk of potential FCPA violations. Failure to comply with the FCPA, other anti-corruption laws and other laws governing the conduct of business with government entities (including local laws) could lead to criminal and civil penalties and other remedial measures (including further changes or enhancements to our procedures, policies, and controls, the imposition of a compliance monitor at our expense and potential personnel changes and/or disciplinary actions), any of which could have an adverse impact on our business, financial condition, results of operations and liquidity. Any investigation of any potential violations of the FCPA or other anti-corruption laws by U.S. or foreign authorities also could have an adverse impact on our business, financial condition and results of operations.

Additionally, we are currently under investigation for potential criminal and civil violations of the FCPA. In March 2004, we discovered potential irregularities with respect to certain bank accounts in southern Europe and central Asia. Our Audit Committee engaged an outside law firm to conduct an investigation of activity relating to these accounts. The investigation revealed that there were payments from these accounts that may have violated the FCPA. In May 2004, we voluntarily reported the matter to the U.S. Department of Justice (“Justice”). Soon thereafter, we closed the accounts in question, implemented personnel changes and other measures designed to prevent similar situations in the future, including the addition of new finance and internal audit staff and enhancement of existing training programs, and disclosed these circumstances in our filings with the SEC. In August 2006, we learned that the SEC had issued a formal order of investigation of us and others to determine if these or other actions, including those in other countries in which we do business, may have violated the FCPA or other provisions of the Exchange Act and rules thereunder. In May 2008, we learned that Justice began conducting an investigation into possible violations of the FCPA or other federal criminal laws stemming from the same actions being investigated by the SEC. We have been advised by Justice and the SEC that such agencies believe that violations of applicable federal laws have occurred. We are engaging in discussions with both agencies to resolve their investigations into alleged violations of the Foreign Corrupt Practices Act and other federal securities laws. Based on those discussions, resolution of the investigations is likely to include injunctive relief, disgorgement, fines, penalties and the retention of an independent compliance monitor. Moreover, negotiations with the agencies have reached a stage at which an agreement in principle has been reached and we are able to estimate a probable loss in connection with these matters of $19.45 million for any disgorgement, fines and penalties. This loss is recorded in Accrued Expenses and Other Income (Expense) in our consolidated balance sheet at March 31, 2010 and in our statement of consolidated operations for the year ended March 31, 2010, respectively, as included in the 2010 Form 10-K. This agreement in principle is subject to the finalization and execution, with both the SEC and the Justice, of definitive agreements and, further, is subject to the approval of a federal court having jurisdiction over this matter. Therefore, we cannot assure you that our negotiations with the SEC and Justice will result in a final resolution, and the amount of the loss upon final resolution may exceed our current estimate. Further, we will incur additional costs associated with the retention of an independent monitor and with any changes we may implement as a result.

Competition could erode our earnings.

The leaf tobacco industry is highly competitive. We are one of two global publicly held competitors in the leaf tobacco industry, each with approximately equal market share. Competition is based primarily on the prices charged for products and services as well as the merchant’s ability to meet customer specifications in the buying, processing and financing of tobacco. In addition, there is competition in all countries to buy the available tobacco. The loss or substantial reduction of any large or significant customer could reduce our earnings.

In addition to the two primary global independent leaf tobacco merchants, the cigarette manufacturers increasingly buy tobacco directly from suppliers, and new independent leaf merchants are entering the leaf purchasing and processing business. We face increasing competition from new local and regional independent leaf merchants with low fixed costs and overhead and good customer connections at the local level. These new independent merchants are buying an increasing portion of the crops in certain international markets, particularly Brazil and parts of Africa, where the new entrants have been able to capitalize in the global transition to those markets. Any of these sources of new competition may result in less tobacco available for us to purchase and process in the applicable markets.

Low investment performance by our defined benefit pension plan assets may increase our pension expense, and may require us to fund a larger portion of our pension obligations, thus diverting funds from other potential uses.

We sponsor a domestic defined benefit pension plan that covers certain eligible employees. Our pension expense and required contributions to our pension plan are directly affected by the value of plan assets, the projected rate of return on plan assets, the actual rate of return on plan assets, and the actuarial assumptions we use to measure the defined benefit pension plan obligations.

Due to the significant market downturn that began in 2008, plan asset values declined significantly. If plan assets continue to perform below the assumed rate of return used to determine pension expense, future pension expense will increase. Further, as a result of the global economic instability, our pension plan investment portfolio has recently incurred greater volatility.

The proportion of pension assets to liabilities, which is called the funded status, determines the level of contribution to the plan that is required by law. In recent years, we have funded the plan in amounts as required, but changes in the plan’s funded status related to the value of assets or liabilities could increase the amount required to be funded. We cannot predict whether changing market or economic conditions, regulatory changes or other factors will further increase our pension funding obligations, diverting funds we would otherwise apply to other uses.

We have identified several material weaknesses related to our internal control in the past, and there can be no assurance that material weaknesses will not be identified in the future.

As a result of our testing of our internal control over financial reporting for the year ended March 31, 2008, we identified certain matters involving our internal control over financial reporting that we and our registered public accounting firm determined to be material weaknesses under standards established by the Public Company Accounting Oversight Board. Although we have remediated those material weaknesses in internal control over financial reporting, we believe that our internal control over financial reporting was effective at March 31, 2010 as reported in the 2010 Form 10-K and intend to continue to monitor and improve our internal controls, we cannot assure you that other material weaknesses will not occur in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations or result in misstatements in our financial statements in amounts that could be material. Inferior internal controls could cause investors to lose confidence in our reported financial information, which could have a negative effect on the value of our common stock and could also require additional restatements of our prior reported financial information.

Risks Relating to the Tobacco Industry

Reductions in demand for consumer tobacco products could adversely affect our results of operations.

The tobacco industry, both in the United States and abroad, continues to face a number of issues that may reduce the consumption of cigarettes and adversely affect our business, sales volume, results of operations, cash flows and financial condition.

These issues, some of which are more fully discussed below, include:

•	governmental actions seeking to ascribe to tobacco product manufacturers liability for adverse health effects associated with smoking and exposure to environmental tobacco smoke;

•	smoking and health litigation against tobacco product manufacturers;

•	tax increases on consumer tobacco products;

•

current and potential actions by state attorneys general to enforce the terms of the Master Settlement Agreement, or MSA, between state governments in the United States and tobacco product manufacturers;

•	governmental and private bans and restrictions on smoking;

•	actual and proposed price controls and restrictions on imports in certain jurisdictions outside the United States;

•	restrictions on tobacco product manufacturing, marketing, advertising and sales;

•	the diminishing social acceptance of smoking;

•	increased pressure from anti-smoking groups;

•	other tobacco product legislation that may be considered by Congress, the states, municipalities and other countries; and

•	the impact of consolidation among multinational cigarette manufacturers.

Tobacco product manufacturer litigation may reduce demand for our services.

Our primary customers, the leading cigarette manufacturers, face thousands of lawsuits brought throughout the United States and, to a lesser extent, the rest of the world. These lawsuits have been brought by plaintiffs, including (1) individuals and classes of individuals alleging personal injury and/or misleading advertising, (2) governments (including governmental and quasi-governmental entities in the United States and abroad) seeking recovery of health care costs allegedly caused by cigarette smoking, and (3) other groups seeking recovery of health care expenditures allegedly caused by cigarette smoking, including third-party health care payors, such as unions and health maintenance organizations. Damages claimed in some of the smoking and health cases range into the billions of dollars. There have been several jury verdicts in tobacco product litigation during the past several years. Additional plaintiffs continue to file lawsuits. The effects of the lawsuits on our customers could reduce their demand for tobacco from us.

Recent legislation and regulatory and other governmental initiatives could impose burdensome restrictions on the tobacco industry and reduce consumption of consumer tobacco products and demand for our services.

On June 22, 2009, President Obama signed the “Family Smoking Prevention and Tobacco Control Act” which extends the authority of the Food and Drug Administration to encompass the regulation of tobacco products. This act authorizes the FDA to adopt product standards for tobacco products, including the level of nicotine yield and the reduction or elimination of other constituents of the products, along with provisions for the testing of products against these standards. The act imposes further restrictions on advertising of tobacco products, authorizes the FDA to limit the sales of tobacco products to face-to-face transactions permitting the verification of the age of the purchaser, authorizes a study to determine whether the minimum age for the purchase of tobacco products should be increased and requires submission of reports from manufacturers of tobacco products to the FDA regarding product ingredients and other matters, including existing reports on health, toxicological, behavioral, or physiologic effects of tobacco products and their constituents. The act also mandates warning labels and requires packaging to indicate the percentage of domestically grown tobacco and foreign grown tobacco included in the product. In addition, the act directs the FDA to promulgate regulations requiring that the methods used in, and the facilities and controls used for, the manufacture, preproduction design validation, packing, and storage of a tobacco product conform to current good manufacturing practice, although the act does not apply to tobacco leaf that is not in the possession of a manufacturer of tobacco products, or to the producers of tobacco leaf, including tobacco suppliers, tobacco warehouses, and tobacco supplier cooperatives unless those entities are controlled by a tobacco product manufacturer. The full impact of this legislation and the required regulatory actions is uncertain, though it could materially adversely affect our business, volume, results of operations, cash flows and financial condition.

Reports with respect to the harmful physical effects of cigarette smoking have been publicized for many years, and the sale, promotion and use of cigarettes continue to be subject to increasing governmental regulation. Since 1964, the Surgeon General of the United States and the Secretary of Health and Human Services have released a number of reports linking cigarette smoking with a broad range of health hazards, including various types of cancer, coronary heart disease and chronic lung disease, and recommending various governmental measures to reduce the incidence of smoking. More recent reports focus upon the addictive nature of cigarettes, the effects of smoking cessation, the decrease in smoking in the United States, the economic and regulatory aspects of smoking in the Western Hemisphere, and cigarette smoking by adolescents, particularly the addictive nature of cigarette smoking in adolescence. Numerous state and municipal governments have taken and others may take actions to diminish the social acceptance of smoking of tobacco products, including banning smoking in certain public and private locations.

A number of foreign nations also have taken steps to restrict or prohibit cigarette advertising and promotion, to increase taxes on cigarettes and to discourage cigarette smoking. In some cases, such restrictions are more onerous than those in the United States. For example, advertising and promotion of cigarettes has been banned or severely restricted for a number of years in Australia, Canada, Finland, France, Italy, Singapore and other countries. Further, in February 2005, the World Health Organization (the “WHO”) treaty, the Framework Convention for Tobacco Control (the “FCTC”), entered into force. This treaty, to which 164 nations were parties at March 31, 2009, requires signatory nations to enact legislation that would require, among other things, specific actions to prevent youth smoking; restrict or prohibit tobacco product marketing; inform the public about the health consequences of smoking and the benefits of quitting; regulate the content of tobacco products; impose new package warning requirements including the use of pictorial or graphic images; eliminate cigarette smuggling and counterfeit cigarettes; restrict smoking in public places; increase and harmonize cigarette excise taxes; abolish duty-free tobacco sales; and permit and encourage litigation against tobacco product manufacturers.

Due to the present regulatory and legislative environment, a substantial risk exists that past growth trends in tobacco product sales may not continue and that existing sales may decline.

Government actions can have a significant effect on the sourcing of tobacco. If some of the current efforts are successful, we could have difficulty obtaining sufficient tobacco to meet our customers’ requirements, which could have an adverse effect on our performance and results of operations.

The WHO, through the FCTC, has created a formal study group to identify and assess crop diversification initiatives and alternatives to leaf tobacco growing in countries whose economies depend upon tobacco production. The study group began its work in February 2007. If certain countries were to partner with the FCTC study group and seek to eliminate or significantly reduce leaf tobacco production, we could encounter difficulty in sourcing leaf tobacco to fill customer requirements, which could have an adverse effect on our results of operations.

We have been, and continue to be, subject to governmental investigations into, and litigation concerning, leaf tobacco industry buying and other payment practices.

The leaf tobacco industry, from time to time, has been the subject of government investigations regarding trade practices. For example, we were the subject of an investigation by the Antitrust Division of the United States Department of Justice into certain buying practices alleged to have occurred in the industry, we were named defendants in an antitrust class action litigation alleging a conspiracy to rig bids in the tobacco auction markets, and we were the subject of an administrative investigation into certain tobacco buying and selling practices alleged to have occurred within the leaf tobacco industry in some countries within the European Union, including Spain, Italy, Greece and potentially other countries.

Our subsidiaries in Spain, Italy and Greece have been subject to these investigations. In 2004, the European Commission (“EC”) fined us and our Spanish subsidiaries €4.4 million ($5.6 million) solely relating to the investigations in Spain. In respect of the Italian investigation, in October 2005, the EC announced that we and our Italian subsidiaries have been assessed a fine in the aggregate amount of €24.0 million ($28.8 million). Several tobacco processors, suppliers and agricultural associations that were the subject of the investigation in Italy were assessed fines in various amounts totaling €56.0 million ($67.0 million), inclusive of the fines imposed on us and our subsidiaries. We, along with the applicable subsidiaries, have appealed the decisions of the EC with respect to Spain and Italy to the Court of First Instance of the EC for the annulment or modification of the decision, but the outcome of the appeals process as to both timing and results is uncertain.

In March 2005, the EC informed us that it had closed its investigation in relation to the Greek leaf tobacco industry buying and selling practices. In relation to these investigations into certain tobacco buying and selling practices, the Directorate General for Competition of the EC could decide to pursue investigations into other countries and additional fines may be assessed in those countries.

We have recently been made aware of a review by the Malawi Government of the operation of its tobacco auction markets. Although the Government’s preliminary report suggests that there may have been violations by the leaf dealer industry of certain Malawi competition laws, the review is at an early stage and it is not possible to predict its outcome or its possible impact on us. We will continue to cooperate with the relevant authorities and are conducting our own internal investigation.

Risks Related to Our Capital Structure

We may not continue to have access to the capital markets to obtain long-term and short-term financing on acceptable terms and conditions.

We access the short-term capital markets and, from time to time, the long-term markets to obtain financing. Although we believe that we can continue to access the capital markets in fiscal 2011 on acceptable terms and conditions, our access and the availability of acceptable terms and conditions are impacted by many factors, including: (i) our credit ratings; (ii) the liquidity and volatility of the overall capital markets, which has been negatively impacted by the U.S. sub-prime debt turmoil; and (iii) the current state of the economy, including the tobacco industry. There can be no assurances that we will continue to have access to the capital markets on terms acceptable to us.

The volatility and disruption of global credit markets and adverse changes arising from the current global financial crisis may negatively impact our ability to access financing and expose us to unexpected risks.

The current global financial and credit crisis exposes us to a variety of risks. We fund our business with a combination of cash from operations, short-term seasonal credit lines, our revolving credit facility, long term debt securities and customer advances. We have financed our non-U.S. operations with uncommitted, unsecured short term seasonal lines of credit at the local level. These local operating lines typically extend for a term of 180 to 270 days and are typically uncommitted in that the lenders have the right to cease making loans and demand repayment of loans at any time. In addition, each of these operating lines must be renewed with each tobacco crop season in that jurisdiction. As of March 31, 2010, we had approximately $189.0 million drawn and outstanding on foreign seasonal lines with maximum capacity totaling $619.3 million, subject to limitations as provided for in our New Credit Facility. Additionally against these lines there was $14.2 million available in unused letter of credit capacity with $5.3 million issued but unfunded. Although our foreign subsidiaries are the borrowers under these lines, many of them are guaranteed by us. In light of the global credit crisis it is uncertain whether local seasonal lines will continue to be available to finance our non-U.S. operations to the extent or on terms similar to what has been available in the past and whether repayment of existing loans under these lines will be demanded prior to maturity. To the extent that local seasonal lines cease to be available at levels necessary to finance our non-U.S. operations or we are required to repay loans under the lines prior to maturity, we may be required to seek alternative financing sources beyond our existing committed sources of funding. In light of the current capital and credit market disruption and volatility, we cannot assure you that such alternative funding will be available to us on terms and conditions acceptable to us, or at all. In the event that we may be required to support our non-U.S. operations by borrowing U.S. dollars under our existing revolving credit line, we may be exposed to additional currency exchange risk that we may be unable to successfully hedge. Further, there is additional risk that certain banks in the U.S. revolving credit line syndicate could be unable to meet contractually obligated borrowing requests in the future as a result of the global financial crisis. In addition, we maintain deposit accounts with numerous financial institutions around the world in amounts that exceed applicable governmental deposit insurance levels. While we actively monitor our deposit relationships, we are subject to risk of loss in the event of the unanticipated failure of a financial institution in which we maintain deposits, which loss could be material to our results of operations and financial condition.

Failure of foreign banks in which our subsidiaries deposit funds or the failure to transfer funds or honor withdrawals may affect our results of operations.

Funds held by our foreign subsidiaries are often deposited in their local banks. Banks in certain foreign jurisdictions may be subject to a higher rate of failure or may not honor withdrawals of deposited funds. In addition, the countries in which these local banks operate may lack sufficient regulatory oversight or suffer from structural weaknesses in the local banking system. Due to uncertainties and risks relating to the political stability of certain foreign governments, these local banks also may be subject to exchange controls and therefore unable to perform transfers of certain currencies. If our ability to gain access to these funds was impaired, it could have a material adverse effect on our results of operations.

We have had to obtain waivers and amendments under our existing financing arrangements to avoid future defaults or cure past defaults.

In the recent past, we have sought and obtained waivers and amendments under our existing financing arrangements to avoid future non-compliance with financial covenants and cure past defaults under restrictive covenants. We also paid significant fees to obtain these waivers and consents. You should consider this in evaluating our ability to comply with restrictive covenants in our debt instruments and the financial costs of our ability to do so. Any future defaults for which we do not obtain waivers or amendments could result in the acceleration of a substantial portion of our indebtedness, much of which is cross-defaulted to other indebtedness.

Derivative transactions may expose us to potential losses and counterparty risk.

We have entered into certain derivative transactions, including interest rate swaps and foreign exchange contracts. Changes in the fair value of these derivative financial instruments that are not cash flow hedges are reported as income, and accordingly could materially affect our reported income in any period. In addition, the counterparties to these derivative transactions, and to the convertible note hedge transactions, are financial institutions or affiliates of financial institutions, and we are subject to risks that these counterparties default under these transactions. In some of these transactions, including the convertible note hedge transactions, our exposure to counterparty credit risk is not secured by any collateral.

Recent global economic conditions have resulted in the actual or perceived failure or financial difficulties of many financial institutions, including a bankruptcy filing by Lehman Brothers Holdings Inc. and its various affiliates. If one or more of the counterparties to one or more of our derivative transactions not secured by any collateral becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings with a claim equal to our exposure at the time under those transactions. Our exposure will depend on many factors but, with respect to the convertible note hedge transactions, the increase in our exposure will generally be correlated with increases in our stock price and in the volatility of our stock. We may also suffer adverse tax consequences as a result of a default by one of our counterparties to the convertible note hedge transactions. In addition, a default by a counterparty may result in our inability to repay the notes or the Convertible Notes under the negative covenants of the credit agreement governing our New Credit Facility. We can provide no assurances as to the financial stability or viability of any of our counterparties.

Risks Relating to the Exchange Offer

You may not be able to sell your old notes if you do not exchange them for new notes in the exchange offer.

If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer as stated in the legend on the old notes. In general, you may not reoffer, resell or otherwise transfer the old notes in the United States unless they are:

•	registered under the Securities Act;

•	offered or sold under an exemption from the Securities Act and applicable state securities laws; or

•	offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently anticipate that we will register resales of the old notes under the Securities Act and will have no obligation to do so except in limited circumstances applicable to certain broker-dealers, including the initial purchasers of the old notes. See “The Exchange Offer—Shelf Registration.”

Other than with respect to certain broker-dealers, holders of the old notes who do not tender their old notes will have no further registration rights under the registration rights agreements.

Other than with respect to certain broker-dealers, holders who do not tender their old notes will not have any further registration rights under the registration rights agreements or otherwise and will not have rights to receive additional interest. Certain broker-dealers, including the initial purchasers of the old notes, may have additional registration rights only in limited circumstances. See “The Exchange Offer—Shelf Registration.”

The market for old notes may be significantly more limited after the exchange offer and you may not be able to sell your old notes after the exchange offer.

If old notes are tendered and accepted for exchange under the exchange offer, the trading market for old notes that remain outstanding may be significantly more limited. As a result, the liquidity of the old notes not tendered for exchange could be adversely affected. The extent of the market for old notes and the availability of price quotations would depend upon a number of factors, including the number of holders of old notes remaining outstanding and the interest of securities firms in maintaining a market in the old notes. An issue of securities with a similar outstanding market value available for trading, which is called the “float,” may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for old notes that are not exchanged in the exchange offer may be affected adversely as old notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the old notes that are not exchanged more volatile.

Your old notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your old notes will continue to be subject to existing transfer restrictions and you may not be able to sell your old notes.

We will not accept your old notes for exchange if you do not follow the exchange offer procedures. We will issue new notes as part of the exchange offer only after timely receipt of your old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your old notes, please allow sufficient time to ensure timely delivery. If we do not receive your old notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your old notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, we will not accept your old notes for exchange.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected financial data should be read in conjunction with our consolidated financial statements and related notes incorporated by reference into this registration statement. The selected consolidated operating data for the fiscal years ended March 31, 2010, 2009 and 2008 and the selected consolidated balance sheet data at March 31, 2010 and 2009 are derived from Alliance One’s audited consolidated financial statements included in the 2010 Form 10-K incorporated by reference into this prospectus. The selected consolidated operating data for fiscal years ended March 31, 2007 and 2006 and the selected consolidated balance sheet data at March 31, 2008, 2007 and 2006 are derived from Alliance One’s audited consolidated financial statements not incorporated by reference into this registration statement. We adopted SFAS 160 on April 1, 2009. Certain prior period amounts have been reclassified to conform with the current period’s presentation due to the adoption of SFAS 160. The information presented in the table below includes periods ending prior to the completion of our merger with Standard on May 13, 2005.

The summary historical financial data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the historical consolidated financial statements in the 2010 Form 10-K, including the notes thereto, incorporated by reference into this prospectus.

	Years Ended March 31,
	2010	2009	2008	2007	2006
	(in thousands)
Statement of Operations Data:
Sales and other operating revenues	$2,308,299	$2,258,219	$2,011,503	$1,979,078	$2,112,685
Income (loss) from continuing operations	79,946	132,830	9,374	(1,962)	(423,558)
Income (loss) from discontinued operations, net of tax	—	407	7,855	(18,730)	(24,104)
Net income (loss) attributable to Alliance One	79,167	132,558	16,861	(21,597)	(447,446)

Balance Sheet Data (at period end):
Cash and equivalents	$129,738	$87,665	$112,214	$80,258	$25,985
Working capital	795,229	608,179	440,213	531,983	538,913
Current liabilities:
Notes payable to banks(1)	188,981	261,468	387,157	179,097	299,930
Advances from customers	102,286	44,440	91,919	125,403	226,413
Long-term debt current	457	17,842	19,004	5,231	28,091
Long-term debt	788,880	652,584	563,973	726,625	744,494
Other long-term liabilities	139,674	163,730	182,145	98,625	113,396
Total assets	1,911,199	1,758,519	1,712,865	1,653,872	1,904,124

Other Financial Data:
Net cash provided by operating activities	$111,319	$33,630	$37,829	$187,473	$92,433
Capital expenditures	15,785	15,942	17,899	15,224	19,773

(1)	Primarily foreign seasonal lines of credit. See “Description of Other Indebtedness—Foreign Seasonal Lines of Credit.”

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreements. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes contemplated in this prospectus, we will receive outstanding securities in like principal amount, the form and terms of which are the same as the form and terms of the new notes, except as otherwise described in this prospectus. The old notes surrendered in exchange for new notes will be retired and canceled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the exchange offer.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and consolidated capitalization of Alliance One as of March 31, 2010.

The information in this table should be read in conjunction with the historical financial statements of Alliance One and the respective accompanying notes thereto in the 2010 Form 10-K incorporated by reference into this prospectus.

As of March 31, 2010
(in thousands)
Cash and cash equivalents	$129,738

Short-term debt:
Notes payable to banks(1)	$188,981
Long-term debt current	457
Long-term debt:
Senior secured revolving loan facility	—
10% senior notes due 2016(2)	642,225
8 1/2 % senior notes due 2012(3)	29,568
Other senior notes	—
5 1/2 % convertible senior subordinated notes due 2014	115,000
Other long-term debt	2,087

Total debt	978,318

Total stockholders’ equity of Alliance One	390,400

Total capitalization	$1,368,718

(1)	Primarily foreign seasonal lines of credit. See “Description of Other Indebtedness — Foreign Seasonal Lines of Credit.”
(2)	Amount shown is equal to $670,000,000 principal amount net of $27,775,313 of unamortized original issue discount.
(3)	Amount shown is equal to $29,635,000 principal amount net of $66,791 of unamortized original issue discount.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth the ratio of earnings to fixed charges of Alliance One and its consolidated subsidiaries on a historical basis for each of the periods indicated:

Fiscal Year Ended March 31,
2010	2009	2008	2007	2006
1.63x	2.07x	1.02x	1.12x	N/A(1)

(1)	In 2006, fixed charges exceeded earnings by approximately $442,087.

For the purpose of computing this ratio, earnings represent pretax income from continuing operations before fixed charges, adjusted to exclude distributed income of equity investees. Fixed charges represent interest expense including capitalized interest, one-third of total rental expense, and amortization of discount and loan expense related to long-term debt.

DESCRIPTION OF OTHER INDEBTEDNESS

As described in “Refinancing Transactions,” in fiscal 2010 we completed a number of transactions to refinance our indebtedness. For further information regarding Alliance One’s outstanding indebtedness as of March 31, 2010, see the 2010 Form 10-K incorporated by reference into this prospectus and, in particular, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” under Part II, Item 7 of the 2010 Form 10-K incorporated by reference herein and Note H of Notes to Consolidated Financial Statements included under Part II, Item 8 of the 2010 Form 10-K incorporated by reference herein.

New Senior Secured Credit Facility

On July 2, 2009, we entered into a credit agreement with a syndicate of lenders providing for a senior secured credit facility maturing on September 30, 2012 (the “New Credit Facility”). The initial lenders under the New Credit Facility have provided commitments for borrowings of up to $270 million. On April 7, 2010, we added an additional $20 million in lending commitments to the facility. The credit agreement permits us to add an additional $35 million in lending commitments to the facility. We may seek to obtain up to $35 million of additional commitments; however, we can not assure you that we will seek or obtain such additional commitments. Borrowings under the New Credit Facility bear interest at an initial annual rate of LIBOR plus 2.50%; the interest rate under the facility is subject to potential increase or decrease according to a consolidated interest coverage ratio pricing matrix. One of our primary foreign holding companies, Intabex Netherlands B.V. (“Intabex”), is a co-borrower under the facility, and borrowings by Alliance One, including obligations under outstanding letters of credit for the benefit of Alliance One, are limited to $200 million outstanding at any one time. One of our primary foreign trading companies, Alliance One International AG (“AOIAG”), is a guarantor of Intabex’s obligations under the credit agreement. Such obligations are also guaranteed by Alliance One and must be guaranteed by any of its material direct or indirect domestic subsidiaries.

Collateral. Alliance One’s borrowings under the New Credit Facility are secured by a first priority pledge of:

•	100% of the capital stock of any domestic subsidiary held directly by Alliance One or by any material domestic subsidiary;

•

100% of the capital stock of any material foreign subsidiaries held directly by Alliance One or any domestic subsidiary; provided that not more than 65% of the voting stock of any material foreign subsidiary is required to be pledged to secure obligations of Alliance One or any domestic subsidiary;

•

U.S. accounts receivable and U.S. inventory owned by Alliance One or its material domestic subsidiaries (other than inventory the title of which has passed to a customer and inventory financed through customer advances); and

•	Intercompany notes evidencing loans or advances Alliance One makes to subsidiaries that are not guarantors.

In addition, Intabex’s borrowings under the New Credit Facility are secured by a pledge of 100% of the capital stock of Intabex, AOIAG, and certain of Alliance One’s and Intabex’s material subsidiaries.

Financial Covenants. The New Credit Facility includes certain financial covenants and required financial ratios, including:

•	a minimum consolidated interest coverage ratio of not less than 1.90 to 1.00;

•	a maximum consolidated leverage ratio of no more than the amount set forth in the following table for the respective periods indicated:

Period	Ratio
October 1, 2009 through and including December 31, 2009	5.75 to 1.00
January 1, 2010 through and including March 31, 2010	5.50 to 1.00
April 1, 2010 through and including June 30, 2010	5.00 to 1.00
July 1, 2010 through and including September 30, 2010	5.25 to 1.00
October 1, 2010 through and including December 31, 2010	5.25 to 1.00
January 1, 2011 through and including March 31, 2011	5.00 to 1.00
April 1, 2011 through and including June 30, 2011	4.75 to 1.00
July 1, 2011 through and including September 30, 2011	5.00 to 1.00
October 1, 2011 through and including December 31, 2011	4.75 to 1.00
January 1, 2012 and thereafter	4.00 to 1.00

•	a maximum consolidated total senior debt to working capital amount ratio of not more than 0.80 to 1.00; and

•

a maximum amount of our capital expenditures of $75.0 million during the fiscal year ending March 31, 2010 and a maximum amount of our capital expenditures of $40.0 million in any fiscal year thereafter, with a one-year carry-forward for capital expenditures in any fiscal year below the maximum amount.

Certain of these financial covenants and required financial ratios adjust over time in accordance with schedules to the credit agreement.

Affirmative and Negative Covenants. The New Credit Facility also contains affirmative and negative covenants, including covenants that, subject to specified exceptions, limit our ability to, among other things:

•	incur additional indebtedness or amend the terms of certain existing indebtedness;

•	incur certain guarantees;

•	merge, consolidate or dispose of our assets, including equity interests of our subsidiaries;

•	grant liens on our assets;

•	pay dividends, redeem stock or make other distributions or restricted payments;

•	create certain dividend and payment restrictions on our subsidiaries;

•	repurchase, redeem or prepay subordinated debt or our Senior Notes due 2016;

•	make certain acquisitions or investments;

•	maintain uncommitted inventories in excess of specified levels;

•	agree to restrictions on our granting liens on our properties;

•	enter into transactions with our affiliates; and

•	enter into certain sale and leaseback transactions.

Foreign Seasonal Lines of Credit

We have typically financed our non-U.S. operations with uncommitted unsecured short-term seasonal lines of credit from foreign financing sources where our operations are. These operating lines are seasonal in nature, normally extending for a term of 180 to 270 days corresponding to the tobacco crop cycle in that location. These facilities are typically uncommitted in that the lenders have the right to cease making loans and demand repayment of loans at any time. These loans are typically renewed at the outset of each tobacco season. As of March 31, 2010, the Company had approximately $189.0 million drawn and outstanding on foreign seasonal lines with maximum capacity totaling $619.3 million subject to limitations as provided for in the New Credit Facility. Additionally, against these lines there was $14.2 million available in unused letter of credit capacity with $5.3 million issued but unfunded.

Senior Notes and Convertible Senior Subordinated Notes

As of March 31, 2010, we had approximately $814.6 million aggregate principal amount of senior notes outstanding, including $670 million aggregate principal amount of the old notes, with respect to which the new notes will rank pari passu in right of payment, and $115 million aggregate principal amount of the Convertible Notes, which are subordinated in right of payment to our existing and future senior debt, including the notes. See “Refinancing Transactions.”

REFINANCING TRANSACTIONS

Issuance of Senior Notes

On July 2, 2009, we issued $570 million principal amount of old notes. The old notes issued on July 2, 2009 were priced at 95.177% of the face value, for gross proceeds of approximately $542.5 million and representing a yield to maturity of 11.0%.

On August 26, 2009, we issued an additional $100 million principal amount of the old notes. The terms of these old notes are substantially identical to those of the old notes issued on July 2, 2009, other than the issue date and issue price, and form a part of the same series as the old notes issued on July 2, 2009. The old notes issued on August 26, 2009 were priced at 97.500% of the face value, for gross proceeds of $97.5 million and representing a yield to maturity of approximately 10.512%. We intend to apply the net proceeds from the sale of the old notes issued on August 26, 2009 to repay outstanding borrowings under certain short-term seasonal lines of credit from foreign financing sources scheduled to mature over the next one to nine months and bearing interest at annual rates ranging from approximately 10.30% to 11.25%.

In connection with the issuance of the old notes, we entered into registration rights agreements in which we agreed to:

•

use commercially reasonable efforts to file a registration statement no later than 180 days after July 2, 2009, enabling holders of the old notes to exchange the privately placed old notes for publicly registered notes with identical terms;

•	use commercially reasonable efforts to have the registration statement declared effective no later than 270 days after July 2, 2009 (the “Target Date”);

•	use commercially reasonable efforts to consummate the exchange offer within 30 business days after the Target Date; and

•

use all commercially reasonable efforts to file a shelf registration statement for the resale of old notes if we cannot effect an exchange offer within the time periods listed above and in certain other circumstances.

If the appropriate registration statement does not become or remain effective, or if the exchange offer is not completed, in each case within specified time periods, additional interest would accrue and be payable with respect to the old notes. As a result of a registration statement not having been declared effective within the specified time period, on March 29, 2010 the interest rate on the old notes increased to 10.5%, and, because the exchange offer will not be consummated within 30 business days after the Target Date, on June 27, 2010 the interest rate will further increase to 10.75%. We are making this exchange offer to satisfy these requirements under the registration rights agreements and upon consummation of this exchange offer, the interest rate on the old notes will return to 10%.

Issuance of Convertible Senior Subordinated Notes

On July 2, 2009, we issued $100 million principal amount of the Convertible Notes. On July 15, 2009, we issued an additional $15 million aggregate principal amount of the Convertible Notes pursuant to the exercise in full by the initial purchasers of the Convertible Notes of an option we granted to them to purchase additional Convertible Notes within 13 days after the date of the original issuance of the Convertible Notes solely to cover over-allotments. The Convertible Notes are our general unsecured obligations and are subordinated in right of payment to all of our existing and future senior debt, including the notes, and are pari passu in right of payment with all existing and future senior subordinated indebtedness. The Convertible Notes bear interest at a rate of 5 1/2% per year, payable semi-annually in arrears in cash on January 15 and July 15 of each year, beginning January 15, 2010, to holders of record at the close of business on the preceding January 1 and July 1, respectively. The Convertible Notes mature on July 15, 2014.

Conversion Rights. Holders may surrender their Convertible Notes, in integral multiples of $1,000 principal amount, for conversion into shares of our common stock at the then-applicable conversion rate until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion of the Convertible Notes, we are required to deliver on the third trading day following the relevant conversion date, a number of shares of our common stock equal to (i) the aggregate principal amount of Convertible Notes to be converted multiplied by (ii) the then applicable conversion rate for each $1,000 principal amount of Convertible Notes; provided, however, that for any conversion that occurs on or after the record date for the payment of interest on the Convertible Notes at maturity, we will deliver such shares on the maturity date. We are required to deliver cash in lieu of fractional shares based on the closing sale price of our common stock on the applicable conversion date (or, if the relevant conversion date is not a trading day, the next following trading day). The initial conversion rate for the Convertible Notes is 198.8862 shares of common stock per $1,000 principal amount of Convertible Notes. The conversion rate is subject to adjustment as provided in the Convertible Notes Indenture. In addition, upon the occurrence of certain fundamental changes (as defined in the Convertible Notes Indenture), a holder that converts its notes in connection with such a fundamental change may be entitled to receive a make-whole premium in the form of an increase in the conversion rate.

No Early Redemption. The Convertible Notes may not be redeemed at our election prior to the scheduled maturity date.

Repurchase Right upon Fundamental Change. If a fundamental change (as defined in the indenture governing the Convertible Notes) occurs at any time, holders of the Convertible Notes will have the right, at their option, to require us to repurchase all or a portion of the Convertible Notes for cash at a price equal to 100% of the principal amount of the Convertible Notes to be repurchased plus accrued and unpaid interest to, but excluding, the date of repurchase.

Convertible Note Hedge Transactions and Warrant Transactions

In connection with the private offering of the Convertible Notes and the exercise of the over-allotment option with respect to the Convertible Notes, we entered into privately negotiated convertible note hedge transactions (the “convertible note hedge transactions”) with three counterparties, which include one initial purchaser of the Convertible Notes and affiliates of two other initial purchasers (the “hedge counterparties”). The convertible note hedge transactions cover, subject to customary anti-dilution adjustments, the number of shares of our common stock that in the aggregate initially underlie the Convertible Notes sold on July 2, 2009 and July 15, 2009. We applied a portion of the net proceeds from the issuance of the Convertible Notes to pay an aggregate amount of approximately $39.42 million to the hedge counterparties for the convertible note hedge transactions. We also entered into privately negotiated warrant transactions (the “warrant transactions”) relating to the same number of shares of our common stock with the hedge counterparties. We received an aggregate payment of approximately $16.82 million for the sale of the warrants.

The convertible note hedge transactions are expected to reduce the potential dilution with respect to our common stock upon conversion of the Convertible Notes in the event that the value per share of our common stock, as measured under the convertible note hedge transactions, during the applicable valuation period, is greater than the strike price of the convertible note hedge transactions, which corresponds to the initial conversion price of the Convertible Notes of approximately $5.0280 per share and is similarly subject to customary anti-dilution adjustments. If, however, the price per share of our common stock, as measured under the warrants, exceeds the strike price of the warrant transactions during the applicable valuation period, there would be dilution from the issuance of our common stock pursuant to the warrants. The warrants have a strike price of $7.3325, which is subject to customary anti-dilution adjustments.

Repurchase, Redemption and Amendment of Certain Existing Notes

On July 2, 2009, we applied a portion of the net proceeds from our sale of the old notes issued on that date and of the Convertible Notes to fund the purchase of approximately $467.5 million aggregate principal amount of our Existing Notes pursuant to an early settlement of our cash Tender Offer, commenced on June 9, 2009, for any and all of our 11% Senior Notes due 2012, 8 1/2% Senior Notes due 2012, 12 3/4% Senior Subordinated Notes due 2012, 9 5/8% Senior Notes due 2011, 7 3/4% Senior Notes due 2013 and 8% Senior Notes due 2012, Series B.

On July 2, 2009, in connection with our early settlement of the Tender Offer with respect to our 11% Senior Notes due 2012, 8 1/2% Senior Notes due 2012 and 12 3/4% Senior Subordinated Notes due 2012 (the “Alliance One Notes”), certain amendments to the indentures governing the Alliance One Notes became operative and effective. These amendments eliminated substantially all of the restrictive covenants, eliminated requirements for subsidiary guarantees and requirements to conduct repurchase offers following certain events, including a change in control, modified redemption notice periods from 30 days to three business days, eliminated or modified certain events of default and certain conditions to defeasance of the Alliance One Notes, and eliminated or modified related provisions contained in the indentures governing the Alliance One Notes.

On July 9, 2009, we applied a portion of the remaining net proceeds from our sale of the old notes issued on July 2, 2009 and of the Convertible Notes to fund the purchase of approximately $1.1 million aggregate principal amount of additional Existing Notes in connection with the final settlement of the Tender Offer. On July 31, 2009, we applied a portion of the remaining net proceeds to effect, in accordance with the terms of the applicable indentures, a legal defeasance of and thereby discharge our obligations with respect to the remaining 11% Senior Notes due 2012 and 12 3/4% Senior Subordinated Notes due 2012, which were redeemed on August 3, 2009.

The following table sets forth the principal amount of the Existing Notes outstanding at the commencement of the Tender Offer, the principal amount of the Existing Notes that we purchased in the Tender Offer, the principal amount of the Existing Notes that we discharged through defeasance and redeemed and the remaining outstanding principal amount following the completion of these transactions:

Existing Notes	Issuer(1)	Amount Outstanding at Commencement of Tender Offer	Amount Purchased in Tender Offer	Amount Defeased/ Redeemed	Remaining Amount Outstanding
11% Senior Notes due 2012	A	$264,381,000	$258,126,000	$6,255,000	$—
8 1/2 % Senior Notes due 2012	A	150,000,000	120,365,000	—	29,635,000
12 3/4 % Senior Subordinated Notes due 2012	A	89,500,000	82,105,000	7,395,000	—
9 5/8 % Senior Notes due 2011	D	3,437,000	3,415,000	—	22,000
7 3/4 % Senior Notes due 2013	D	435,000	375,000	—	60,000
8% Senior Notes due 2012, Series B	S	6,285,000	4,285,000	—	2,000,000

(1)	The issuer of a series of Existing Notes designated with an “A” is Alliance One International, Inc. In 2005, Standard Commercial Corporation (“Standard Commercial”) merged with and into DIMON Incorporated (“DIMON”), which changed its name to Alliance One International, Inc. The issuer of a series of Existing Notes designated with a “D” was originally DIMON and the issuer of a series of Existing Notes designated with an “S” was originally Standard Commercial.

On December 4, 2009, we redeemed the remaining 9 5/8% Senior Notes due 2011, 7 3/4% Senior Notes due 2013 and 8% Senior Notes due 2012. The following table sets forth the outstanding principal amount and redemption price of these notes. All accrued and unpaid interest on these notes to the redemption date was paid upon redemption.

Notes	Outstanding Principal Amount	Redemption Price
9 5/8 % Senior Notes due 2011	$22,000	100.000%
7 3/4 % Senior Notes due 2013	60,000	102.583%
8% Senior Notes due 2012	2,000,000	102.000%

Replacement of Senior Secured Credit Facility

On July 2, 2009, we entered into a credit agreement with a syndicate of lenders providing for the New Credit Facility which matures on September 30, 2012. This New Credit Facility replaced our existing $305 million revolving senior secured credit facility, which was scheduled to mature on September 30, 2010.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On July 2, 2009, we issued $570,000,000 aggregate principal amount of the old notes in transactions exempt from registration under the Securities Act. In connection with that issuance of old notes, we entered into a registration rights agreement, dated as of July 2, 2009, with the initial purchasers of those old notes. On August 26, 2009, we issued an additional $100,000,000 aggregate principal amount of the old notes in transactions exempt from registration under the Securities Act. In connection with that issuance of old notes, we entered into a registration rights agreement, dated as of August 26, 2009, with the initial purchasers of those old notes. The old notes may not be reoffered, resold or otherwise transferred in the United States other than in a transaction registered under the Securities Act or exempt from the Securities Act registration requirements. In these registration rights agreements, we agreed to file a registration statement with the SEC relating to the exchange offer and upon effectiveness of the exchange offer registration statement, promptly commence the exchange offer. In addition, we have agreed to keep the exchange offer open for at least 30 days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders of the old notes. The new notes are being offered under this prospectus to satisfy our obligations under the registration rights agreements.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Terms of the Exchange

Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal that accompany this prospectus, we are offering to exchange $1,000 in principal amount of new notes for each $1,000 in principal amount of outstanding old notes. The terms of the new notes are substantially identical to the terms of the old notes for which they may be exchanged in the exchange offer, except that:

•	the new notes have been registered under the Securities Act and will be freely transferable, other than as described in this prospectus;

•	the new notes will not contain any legend restricting their transfer;

•

holders of the new notes will not be entitled to some of the rights of the holders of the old notes under the registration rights agreements, which rights will terminate on completion of the exchange offer; and

•	the new notes will not contain any provisions regarding the payment of additional interest.

The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture.

The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered for exchange.

Based on interpretations by the SEC’s staff in no-action letters issued to other parties, we believe that a holder of new notes issued in the exchange offer may transfer the new notes without complying with the registration and prospectus delivery requirements of the Securities Act if such holder:

•	is not an affiliate of the Company within the meaning of Rule 405 under the Securities Act;

•	is not a broker-dealer tendering old notes acquired directly from Alliance One for its own account;

•	acquired the old notes in the ordinary course of its business; and

•	has no arrangements or understandings with any person to participate in this exchange offer for the purpose of distributing the old notes and has made representations to Alliance One to that effect.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

•

may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-action Letter (April 13, 1989), Morgan, Stanley & Co., Incorporated, SEC No-action Letter (June 5, 1991) and Shearman & Sterling, SEC No-action Letter (July 2, 1983); and

•	must also be named as a selling holder of the new notes in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

The letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where those new notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We will make copies of this prospectus available to such a broker-dealer upon reasonable request.

Tendering holders of old notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes relating to the exchange of old notes for new notes in the exchange offer.

Shelf Registration Statement

The registration rights agreements provide that if:

•	we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

•	any holder of Entitled Securities notifies Alliance One prior to the 20th business day following consummation of the exchange offer that:

•	it is prohibited by law or SEC policy from participating in the exchange offer;

•

it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus (other than by reason of such holder’s status as an affiliate of Alliance One) and this prospectus is not appropriate or available for such resales; or

•	it is a broker-dealer and owns notes acquired directly from Alliance One or an affiliate of Alliance One,

we will use commercially reasonable efforts to file with the SEC a shelf registration statement to cover resales of the notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement and to cause the shelf registration statement to be declared effective by the SEC on or prior to 90 days after such obligation arises. A holder selling old notes or new notes under the shelf registration statement generally must be named as a selling security holder in the related prospectus and must deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreements that are applicable to a selling holder, including certain indemnification obligations.

For purposes of the preceding paragraph, “Entitled Securities” means each note until the earliest to occur of:

•	the date on which such note has been exchanged by a person other than a broker-dealer for a new note in the exchange offer;

•

following the exchange by a broker-dealer in the exchange offer of an old note for a new note, the date on which such new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus;

•	the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

•	the date on which such note is actually sold pursuant to Rule 144 under the Securities Act.

Additional Interest

We will pay additional cash interest on the principal amount of the old notes, in addition to the stated interest on the old notes, if:

•

any of the registration statements required by the registration rights agreements are not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”);

•	we fail to consummate the exchange offer within 30 business days after the 270th day following July 2, 2009; or

•

the registration statement for this exchange offer or, if a shelf registration statement is declared effective, that shelf registration statement ceases to be effective or usable, subject to certain exceptions, in connection with resales of Entitled Securities during the periods specified in the registration rights agreements.

Additional interest will accrue at a rate of 0.50% per annum on the principal amount of Entitled Securities outstanding during the 90-day period after the occurrence of the registration default and will increase by 0.25% per annum at the end of each subsequent 90-day period. In no event will the rate exceed 1.00% per annum on the principal amount of Entitled Securities outstanding.

The summary of the provisions of the registration rights agreements contained in this prospectus does not contain all of the terms of the agreements. This summary is subject to and is qualified in its entirety by reference to all the provisions of the registration rights agreements, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Expiration Date; Extensions; Termination; Amendments

The expiration date of the exchange offer is 5:00 p.m., New York City time, on July 19, 2010, unless Alliance One in its sole discretion extends the period during which the exchange offer is open. In that case, the expiration date will be the latest time and date to which the exchange offer is extended. We reserve the right to extend the exchange offer at any time and from time to time before the expiration date by giving written notice to Deutsche Bank Trust Company Americas, the exchange agent, and by timely public announcement. Unless otherwise required by applicable law or regulation, the public announcement will be made by a release to Businesswire, the PR Newswire or any other national newswire service. During any extension of the exchange offer, all old notes previously tendered in the exchange offer will remain subject to the exchange offer.

The initial exchange date will be the first business day following the expiration date. We expressly reserve the right to:

•

terminate the exchange offer and not accept for exchange any old notes for any reason, including if any of the events described below under “—Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us; and

•	amend the terms of the exchange offer in any manner.

If any termination or amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the old notes as promptly as practicable. Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the new notes for the old notes on the exchange date.

If we waive any material condition to the exchange offer or amend the exchange offer in any other material respect and at the time that notice of this waiver or amendment is first published, sent or given to holders of old notes in the manner specified above, the exchange offer is scheduled to expire at any time earlier than the fifth business day from, and including, the date that the notice is first so published, sent or given, then the exchange offer will be extended until that fifth business day.

This prospectus and the letter of transmittal and other relevant materials will be mailed to record holders of old notes. In addition, these materials will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of old notes.

How to Tender

The tender to Alliance One of old notes according to one of the procedures described below will constitute an agreement between that holder of old notes and Alliance One in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

General Procedures. A holder of old notes may tender them by properly completing and signing the letter of transmittal or a facsimile of the letter of transmittal and delivering them, together with the certificate or certificates representing the old notes being tendered and any required signature guarantees, or a timely confirmation of a book-entry transfer according to the procedure described below, to the exchange agent at the address set forth below under “—Exchange Agent” on or before the expiration date, or complying with the guaranteed delivery procedures described below. All references in this prospectus to the letter of transmittal include a facsimile of the letter of transmittal.

If tendered old notes are registered in the name of the signer of the applicable letter of transmittal and the new notes to be issued in exchange for accepted old notes are to be issued, and any untendered old notes are to be reissued, in the name of the registered holder, the signature of the signer need not be guaranteed. In any other case, the tendered old notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to Alliance One. They must also be duly executed by the registered holder. In addition, the signature on the endorsement or instrument of transfer must be guaranteed by an eligible guarantor institution that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the new notes and/or old notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the old notes, an eligible guarantor institution must guarantee the signature on the applicable letter of transmittal.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender old notes should contact the holder promptly and instruct it to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender the old notes itself, the beneficial owner must either make appropriate arrangements to register ownership of the old notes in its name or follow the procedures described in the immediately preceding paragraph. The beneficial owner must make these arrangements or follow these procedures before completing and executing the letter of transmittal and delivering the old notes. The transfer of record ownership may take considerable time.

Book-Entry Transfer. The exchange agent will make a request to establish an account for the old notes at each book-entry transfer facility for purposes of the exchange offer within two business days after receipt of this prospectus unless the exchange agent already has established an account with the book-entry transfer facility suitable for the exchange offer. Subject to the establishment of the account, any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of old notes by causing a book-entry transfer facility to transfer the old notes into one of the exchange agent’s accounts at the book-entry transfer facility in accordance with the facility’s procedures. However, although delivery of old notes may be effected through book-entry transfer, the applicable letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “—Exchange Agent” on or before the expiration date or the guaranteed delivery procedures described below must be complied with.

The method of delivery of old notes and all other documents is at the election and risk of the holder. If sent by mail, it is recommended that the holder use registered mail, return receipt requested, obtain proper insurance, and make the mailing sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

Unless an exemption applies under applicable law and regulations concerning backup withholding of federal income tax, the exchange agent will be required to withhold 28% of the gross proceeds otherwise payable to a holder in the exchange offer if the holder does not provide the holder’s taxpayer identification number and certify that the number is correct.

Guaranteed Delivery Procedures. If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or old notes to reach the exchange agent before the expiration date, a tender may be effected if the exchange agent has received, at the address set forth below under “—Exchange Agent”, on or before the expiration date a letter, telegram or facsimile transmission from an eligible guarantor institution that:

•	sets forth the name and address of the tendering holder, the names in which the old notes are registered and, if possible, the certificate numbers of the old notes to be tendered; and

•	states that the tender is being made thereby; and

•

guarantees that within three New York Stock Exchange trading days after the date of execution of the letter, telegram or facsimile transmission by the eligible guarantor institution, the old notes, in proper form for transfer, will be delivered by the eligible guarantor institution together with a properly completed and duly executed letter of transmittal and any other required documents.

Unless old notes being tendered by the above-described method or a timely confirmation of a book-entry transfer are deposited with the exchange agent within the time period described above and accompanied or preceded by a properly completed letter of transmittal and any other required documents, we may reject the tender. Copies of a notice of guaranteed delivery which may be used by eligible guarantor institutions for the purposes described in this paragraph are being delivered with this prospectus and the letter of transmittal.

A tender will be deemed to have been received as of the date when the tendering holder’s properly completed and duly signed letter of transmittal accompanied by the old notes or a timely confirmation of a book-entry transfer is received by an exchange agent. Issuances of new notes in exchange for old notes tendered by an eligible guarantor institution as described above will be made only against deposit of the applicable letter of transmittal and any other required documents and the tendered old notes or a timely confirmation of a book-entry transfer.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of old notes will be determined by us. Our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of Alliance One, the exchange agent or any other person will incur any liability for failure to give notification of any defects or irregularities in tenders. Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, will be final and binding.

Terms and Conditions of the Letter of Transmittal

The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

The party tendering old notes for exchange, or the transferor, exchanges, assigns and transfers the old notes to Alliance One and irrevocably constitutes and appoints our exchange agent as its agent and attorney-in-fact to cause the old notes to be assigned, transferred and exchanged. The transferor represents and warrants that:

•	it has full power and authority to tender, exchange, assign and transfer the old notes and to acquire new notes issuable upon the exchange of the tendered old notes; and

•

when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

The transferor also warrants that it will, upon request, execute and deliver any additional documents we deem necessary or desirable to complete the exchange, assignment and transfer of tendered old notes. The transferor further agrees that acceptance of any tendered old notes by us and the issuance of new notes in exchange shall constitute performance in full of our obligations under the registration rights agreements and that we will have no further obligations or liabilities under the registration rights agreements, except in certain limited circumstances. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

By tendering old notes, the transferor certifies that:

•

it is not an affiliate of Alliance One within the meaning of Rule 405 under the Securities Act, that it is not a broker-dealer that owns old notes acquired directly from Alliance One or its affiliates, that it is acquiring the new notes offered hereby in the ordinary course of its business and that it has no arrangement with any person to participate in the distribution of the new notes; or

•	it is an affiliate, as so defined, of Alliance One or of an initial purchaser, and that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. See “Plan of Distribution.”

Withdrawal Rights

Old notes tendered in the exchange offer may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at the address set forth below under “—Exchange Agent.” Any notice of withdrawal must:

•	state the name of the registered holder of the old notes;

•	state the principal amount of old notes delivered for exchange;

•	state that the holder is withdrawing its election to have those old notes exchanged;

•	specify the principal amount of old notes to be withdrawn, which must be an authorized denomination;

•	specify the certificate numbers of old notes to be withdrawn; and

•

be signed by the holder in the same manner as the original signature on the applicable letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the old notes being withdrawn.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then prior to the release of those certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless that holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, the executed notice of withdrawal, guaranteed by an eligible institution, unless that holder is an eligible institution, must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility. All questions as to the validity, form and eligibility, including time of receipt, of those notices will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be either

•	returned to the holder without cost to that holder, or

•

in the case of old notes tendered by book-entry transfer into the applicable exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, those old notes will be credited to an account maintained with the book-entry transfer facility for the old notes, in either case as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—How to Tender” above at any time on or prior to the expiration date.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of old notes validly tendered and not withdrawn and the issuance of the new notes will be made on the exchange date. For the purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered old notes when, as and if we had given written notice of acceptance to the exchange agent.

The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving new notes from us and causing the old notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of new notes to be issued in exchange for accepted old notes will be made by the exchange agent promptly after acceptance of the tendered old notes. Old notes not accepted for exchange will be returned without expense to the tendering holders., or, in the case of old notes tendered by book-entry transfer, the non-exchanged old notes will be credited to an account maintained with the book-entry transfer facility promptly following the expiration date. If we terminate the exchange offer before the expiration date, these non-exchanged old notes will be credited to the applicable exchange agent’s account promptly after the exchange offer is terminated.

Conditions to the Exchange Offer

The exchange offer will not be subject to any conditions, other than:

•	that the exchange offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the SEC;

•	the due tendering of old notes in accordance with the exchange offer; and

•

that each holder of the old notes exchanged in the exchange offer shall have represented that all new notes to be received by it shall be acquired in the ordinary course of its business and that at the time of the consummation of the exchange offer it shall have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and shall have made such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render the use of Form S-4 or other appropriate form under the Securities Act available.

The conditions described above are for our sole benefit. We may assert these conditions regarding all or any portion of the exchange offer regardless of the circumstances, including any action or inaction by us, giving rise to the condition. We may waive these conditions in whole or in part at any time or from time to time in our sole discretion. Our failure at any time to exercise any of the rights described above will not be deemed a waiver of any of those rights, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, we have reserved the right, despite the satisfaction of each of the conditions described above, to terminate or amend the exchange offer.

Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

In addition, we will not accept for exchange any old notes tendered and no new notes will be issued in exchange for any old notes, if at that time any stop order is threatened or in effect relating to:

•	the registration statement of which this prospectus constitutes a part; or

•	the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

Deutsche Bank Trust Company Americas has been appointed as the exchange agent for the exchange offer. Deutsche Bank Trust Company Americas also serves as the registrar and paying agent under the indenture governing the notes. Questions and requests for assistance or additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent addressed as follows:

BY OVERNIGHT COURIER:	BY FACSIMILE:	BY HAND:

DB Services Tennessee, Inc. Trust and Securities Services 648 Grassmere Park Road Nashville, TN 37211	(615) 866-3889 Confirm by Telephone: (800) 735-7777	DB Services Tennessee, Inc. Trust and Securities Services 648 Grassmere Park Road Nashville, TN 37211

Attention: Reorganization Unit		Attention: Reorganization Unit

BY MAIL:

DB Services Tennessee, Inc. Reorganization Unit P.O. Box 305050 Nashville, TN 37230

Delivery to an address other than as set forth in this prospectus, or transmissions of instructions via a facsimile number other than the one set forth herein, will not constitute a valid delivery.

Solicitation of Tenders; Expenses

We will bear the expenses of the exchange offer. The principal offer is being made by mail, however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection with its services. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. We have also agreed in the registration rights agreements to pay the reasonable fees and the expenses, if any, of designated legal counsel to the initial purchasers of the old notes incurred in connection with the exchange offer. Our expenses in connection with the exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Appraisal Rights

Holders of old notes will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

We will record the new notes at the same carrying value of the old notes reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of new notes for the old notes. We have recognized the expenses incurred in connection with the issuance of the new notes as of the date of the exchange.

Other

Participation in the exchange offer is voluntary, and holders should carefully consider whether to accept the terms and conditions of this offer. Holders of the old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

As a result of the making of this exchange offer, and upon acceptance for exchange of all validly tendered old notes according to the terms of this exchange offer, we will have fulfilled a covenant contained in the terms of the old notes and the registration rights agreements. Holders of the old notes who do not tender their certificates in the exchange offer will continue to hold those certificates and will be entitled to all the rights and limitations applicable to the old notes under the indenture, except for any rights under the registration rights agreements which by its terms terminates and ceases to have further effect as a result of the making of this exchange offer.

All untendered old notes will continue to be subject to the restrictions on transfer set forth in the indenture. In general, the old notes may not be reoffered, resold or otherwise transferred in the U.S. unless registered under the Securities Act or unless an exemption from the Securities Act registration requirements is available. We do not intend to register the old notes under the Securities Act.

In addition, any holder of old notes who tenders in the exchange offer for the purpose of participating in a distribution of the new notes may be deemed to have received restricted securities. If so, that holder will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes could be adversely affected.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes that are not tendered in the exchange offer.

DESCRIPTION OF THE NOTES

General

Alliance One issued the old notes under an indenture dated as of July 2, 2009, as amended and supplemented by a first supplemental indenture, among itself, Deutsche Bank Trust Company Americas, as registrar and paying agent, and Law Debenture Trust Company of New York, as trustee (the “indenture”). The new notes will also be issued under the indenture. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The following description is a summary of the material provisions of the indenture. It does not restate the agreement in its entirety. The indenture is incorporated by reference into this prospectus. See “Where You Can Find More Information.”

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” Certain defined terms used in this description but not defined below under the subheading “Certain Definitions” have the meanings assigned to them in the indenture. In this description, the word the “Company” refers only to Alliance One International, Inc. and not to any of its Subsidiaries.

The following description is only a summary of the material provisions of the indenture. We urge you to read the indenture because it, and not this description, defines your rights as Holders of the Notes. You may request copies of the indenture at our address set forth under the heading “Incorporation by Reference.”

Brief Description of the Notes and the Note Guarantees

The Notes

The notes:

•	will be general unsecured obligations of the Company;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of the Company, including borrowings under the New Credit Facility;

•	will be senior in right of payment to any future subordinated Indebtedness of the Company; and

•	will be unconditionally guaranteed by the Guarantors, if any.

However, the notes will be effectively subordinated to our secured indebtedness, including all borrowings under our New Credit Facility to the extent of the value of the assets securing that indebtedness. See “Risk Factors—Risks Related to Our Notes and this Offering—Your right to receive payments on these notes is effectively subordinated to the rights of our existing and future secured creditors.” As of March 31, 2010, the aggregate amount of our secured indebtedness and the secured indebtedness of our Subsidiaries was approximately $33.9 million.

The notes will be guaranteed by our Material Domestic Restricted Subsidiaries. However, we will not have any Material Domestic Restricted Subsidiaries on the date of issuance of the notes. Accordingly, the notes will not be guaranteed by any of the Company’s Subsidiaries at the date of issuance of the notes and will therefore also be structurally subordinated to all the liabilities of the Company’s Subsidiaries, including trade payables. As of March 31, 2010, there was $317.2 million of indebtedness and other liabilities (including trade payables) of the Company’s Subsidiaries, and the Company’s Subsidiaries had $178.9 million of contingent liabilities in the form of guarantee of the indebtedness of third parties. Additionally, the indenture permits the Company’s Subsidiaries to incur substantial additional indebtedness. The indenture also permits the Company to make substantial investments in its Subsidiaries. See “Risk Factors—Risks Related to Our Notes and this Offering—Our company structure results in significant structural subordination of the notes and may affect our ability to make payments on the notes.”

In the event of a bankruptcy, liquidation or reorganization of any of the Company’s Subsidiaries, the Company’s Subsidiaries will pay the holders of their debt and their trade creditors before these Subsidiaries will be able to distribute any of their assets to us. The Company’s Subsidiaries generated approximately 75% of our consolidated revenues in the twelve-month period ended March 31, 2009 and held approximately 78% of our consolidated assets as of March 31, 2009. See “Risk Factors—Risks Related to Our Notes and this Offering—Our company structure results in significant structural subordination of the notes and may affect our ability to make payments on the notes.”

The Note Guarantees

The notes will be guaranteed by all of the Company’s Material Domestic Restricted Subsidiaries.

Each guarantee of the notes:

•	will be a general unsecured obligation of the Guarantor;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor; and

•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor.

As of the date of issuance of the notes, none of our Subsidiaries will be “Material Domestic Restricted Subsidiaries.” Under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

The Company will issue up to $670.0 million in aggregate principal amount of notes in the exchange offer. The Company may issue additional notes under the indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase provided that the notes and additional notes are fungible for United States federal income tax purposes. The Company will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on July 15, 2016.

Interest on the notes will accrue at the rate of 10% per annum and will be payable semi-annually in arrears on January 15 and July 15. Interest on overdue principal and interest, including Special Interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. The Company will make each interest payment to the holders of record on the immediately preceding January 1 and July 1.

Interest on the notes will accrue from July 2, 2009 or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Special Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

Deutsche Bank Trust Company Americas will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Company will not be required to transfer or exchange any note selected for redemption. Also, the Company will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

The notes will be guaranteed by each of the Company’s current and future Material Domestic Restricted Subsidiaries. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to Our Notes and this Offering—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under its Note Guarantee, the indenture, and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition;

(3)	if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4)	upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

At any time prior to July 15, 2012, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 110% of the principal amount of the notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to the date of redemption (subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of an Equity Offering by the Company; provided that:

(1)	at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 45 days of the date of the closing of such Equity Offering.

At any time prior to July 15, 2013, the Company may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding paragraphs, the notes will not be redeemable at the Company’s option prior to July 15, 2013.

On or after July 15, 2013, the Company may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on July 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2013	105.000%
2014	102.500%
2015 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within ten days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all notes or portions of notes validly tendered and not withdrawn pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% (100% in the case of lease payments) of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided, however, that in the event of an Asset Sale of any property or assets of the Company that are surplus from the standpoint of the Company as a whole, in the good faith determination of the Board of Directors of the Company (as evidenced by a resolution of such Board of Directors set forth in an officers’ certificate delivered to the trustee), at least 60% of the consideration therefor received is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Company or such Restricted Subsidiary from or indemnifies against further liability;

(b)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c)	any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)	to repay Indebtedness and other Obligations under a Credit Facility and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(3)	to make a capital expenditure; or

(4)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Company (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds

$20.0 million, within five days thereof, the Company will make an offer (an “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to a Change of Control Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control or Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control or Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing the Company’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require the Company to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, the Company’s ability to pay cash to the holders of notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors—Risks Related to Our Notes and this Offering—We must offer to repurchase the notes upon a change of control, which could also result in an event of default under our New Credit Facility.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed under “—Book-Entry, Delivery and Form,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may be subject to conditions established by the Company.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Changes in Covenants when notes Rated Investment Grade

If on any date following the date of the indenture:

(1)	the notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency); and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus will be suspended:

(1)	“—Repurchase at the Option of Holders-Asset Sales;”

(2)	“—Restricted Payments;”

(3)	“—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4)	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;”

(5)	“—Designation of Restricted and Unrestricted Subsidiaries;”

(6)	“—Transactions with Affiliates;” and

(7)	clause (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets.”

During any period that the foregoing covenants have been suspended, the Company’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described below under the caption “—Designation of Restricted and Unrestricted Subsidiaries” or the second paragraph of the definition of “Unrestricted Subsidiary.”

Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, the foregoing covenants will be reinstituted as of and from the date of such rating decline. Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the date of the indenture except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)

declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’

Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries and any of the Existing Notes), except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (9) and (10) of the next succeeding paragraph), is less than the sum, without duplication, of:

(1)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from April 1, 2008 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2)	100% of the aggregate net cash proceeds received by the Company since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of the Company or from the issue or sale of convertible or exchangeable Disqualified Stock of the Company or convertible or exchangeable debt securities of the Company, in each case that have been converted into or exchanged for Qualifying Equity Interests of the Company (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Company); plus

(3)	to the extent that any Restricted Investment that was made after the date of the indenture is (a) sold for cash or otherwise cancelled, liquidated or repaid for cash, or (b) made in an entity that subsequently becomes a Restricted Subsidiary of the Company, the initial amount of such Restricted Investment (or, if less, the amount of cash received upon repayment or sale); plus

(4)

to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of the Company’s Restricted Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture; plus

(5)	50% of any dividends received in cash by the Company or a Restricted Subsidiary of the Company that is a Guarantor after the date of the indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period; plus

(6)	$45.0 million for the purposes of making Restricted Investments only.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (c)(2) of the preceding paragraph and will not be considered to be net cash proceeds from an Equity Offering for purposes of the “Optional Redemption” provisions of the indenture;

(3)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(4)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5)	so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided, that the amount paid for such repurchase, retirement or other acquisition in any twelve-month period may be increased by an amount not to exceed:

(a)	the cash proceeds from the sale of Qualifying Equity Interests of the Company and, to the extent contributed to the Company as common equity capital, the cash proceeds from the sale of Qualifying Equity Interests of any of the Company’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the date of the indenture to the extent the cash proceeds from the sale of Qualifying Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to clause (c) of the preceding paragraph or clause (2) of this paragraph or to an optional redemption of notes pursuant to the “Optional Redemption” provisions of the indenture; plus

(b)	the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the date of the indenture; and

in addition, cancellation of Indebtedness owing to the Company from any current or former officer, director or employee (or any permitted transferees thereof) of the Company or any of its Restricted

Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of the Company from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the indenture;

(6)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7)	so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary of the Company issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or any other permitted indebtedness described below under the second paragraph of the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8)	payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(9)	the making of cash payments in connection with any conversions of Permitted Convertible Indebtedness; provided, that immediately prior and after giving effect to any such payment, no Default or Event of Default shall exist or result therefrom; and

(10)	the purchase of a Permitted Bond Hedge Transaction and the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of the Company’s common stock upon net share settlement thereof or (ii) by (x) set-off against the related Permitted Bond Hedge Transaction, (y) payment of an early termination amount thereof in common stock upon any early termination thereof and (z) payment of an early termination amount thereof in cash upon an early termination thereof; provided, that (a) immediately prior and after giving effect to any such payment, no Default or Event of Default shall exist or result therefrom and (b) solely with respect to clause (10)(ii)(z), the aggregate amount of such Restricted Payments does not exceed $50.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $20.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $500.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility, or to repay any revolving credit Indebtedness under a Credit Facility, and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(2)	the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by the Company and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(4)	Permitted Convertible Indebtedness in an aggregate principal amount not to exceed $115.0 million at any time outstanding;

(5)	(a) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness consisting of Capital Lease Obligations; provided that the amount of such Indebtedness shall not exceed in the aggregate $8.0 million in connection with Capital Lease Obligations for the facility located in the Republic of Macedonia and the total amount of all such other Indebtedness shall not exceed in the aggregate $7.0 million at any time outstanding, and (b) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness consisting of Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset, and (ii) the amount of such Indebtedness shall not exceed in the aggregate $57.0 million at any time outstanding;

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (6) of this paragraph;

(7)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, that any such Indebtedness shall be to the extent owed by the Company or any Guarantor, unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; provided, further, that if as of any date any Person other than the Company or any of its Restricted Subsidiaries or the lenders or administrative agent under the Credit Agreement owns or holds any such Indebtedness, such date shall be deemed the date of incurrence of Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8)	the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (8);

(9)	the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(10)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness owing under documentary or standby letters of credit for the purchase of goods or other merchandise generally;

(11)	(a) Indebtedness in respect of OECD accounts receivable financings with recourse against the Company or any of its Restricted Subsidiaries in an aggregate amount not to exceed $60.0 million at any time outstanding and (b) non-OECD accounts receivable financings with recourse against the Company or any of its Restricted Subsidiaries in an aggregate amount not to exceed $60.0 million at any time outstanding;

(12)	the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(13)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(14)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness owing under overdraft facilities in connection with cash management arrangements;

(15)	the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed the sum of (a) 65% of Eligible Inventory, plus (b) 65% of Permitted Advances on Purchase of Tobacco, plus (c) 85% of Eligible Receivables;

(16)	guarantees by the Company or any Restricted Subsidiary which are incurred in the ordinary course of business in an amount not to exceed $250.0 million in the aggregate at any time outstanding; and

(17)	guarantees by the Company or any Restricted Subsidiary which are incurred in the ordinary course of business for the purpose of carrying unsold tobacco inventories held against Confirmed Orders and other guarantees by the Company or any Restricted Subsidiary incurred in the ordinary course of business with respect to Uncommitted Inventories in an aggregate amount not to exceed the amount of such Uncommitted Inventories.

The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on junior priority basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness, Attributable Debt or trade payables upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien; provided that, if such Indebtedness is by its terms subordinated to the notes or the related Note Guarantees, the Lien securing such subordinated or junior Indebtedness shall be subordinate and junior to the Lien securing the notes or the related Note Guarantees with the same relative priority as such subordinated or junior Indebtedness shall have with respect to the notes or the related Note Guarantees.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1)	the Company or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens;”

(2)	the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of the Company and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction;

(3)	the aggregate rent payable by the Company or that Restricted Subsidiary relating to such sale and leaseback transaction is not in excess of the fair market value of the property leased pursuant to such sale and leaseback transaction; and

(4)	the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries (except for waiving or deferring in the ordinary course of business subrogation and reimbursement rights in connection with guarantee obligations permitted pursuant to the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”);

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2)	the indenture, the notes and the Note Guarantees;

(3)	agreements governing other Indebtedness (a) permitted to be incurred under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole, than those contained in the indenture, the notes and the Note Guarantees, (b) in an aggregate amount not to exceed $125.0 million at any time outstanding, or (c) relating only to one or more Immaterial Subsidiaries;

(4)	applicable law, rule, regulation or order;

(5)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(7)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws;

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made: would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) have had a Fixed Charge Coverage Ratio greater than the actual Fixed Charge Coverage Ratio for the Company for such four-quarter period.

In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries. Clauses (3) and (4) of the first paragraph of this covenant will not apply to (1) any merger or consolidation of the Company with or into one of its Restricted Subsidiaries for any purpose or (2) with or into an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction or series of transactions with any officer, director, shareholder or Affiliate other than (i) transactions between the Company and any of its Restricted Subsidiaries in the ordinary course of business consistent with past practices as of the date of the indenture, (ii) transactions on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate and (iii) loans or advances to employees in the ordinary course of business not to exceed $5.0 million in the aggregate at any one time outstanding.

Business Activities

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by it and its Restricted Subsidiaries as of the date of the indenture and reasonable extensions thereof and businesses ancillary or complementary thereto.

Additional Note Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates a Material Domestic Restricted Subsidiary after the date of the indenture, then that newly acquired or created Material Domestic Restricted Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a

Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish to the holders of notes or cause the trustee to furnish to the holders of notes (or file with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that any direct or indirect parent of the Company fully and irrevocably Guarantees the Obligations under the notes, the indenture will permit the Company to satisfy its obligations under this covenant with respect to financial information of the Company by furnishing financial information relating to such direct or indirect parent; provided that the same is accompanied by consolidating financial information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company, the Guarantors and the other Subsidiaries of the Company on a standalone basis.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest (including Special Interest, if any) on the notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)	failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “Note Guarantees,” “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” “—Certain Covenants—Restricted Payments,” “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4)	failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay at its Stated Maturity the principal of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $30.0 million or more;

(6)	failure by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $30.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(8)	certain events of bankruptcy or insolvency described in the indenture with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest (including Special Interest) or premium, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest (including Special Interest, if any) when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest (including Special Interest) or premium, if any, on, or the principal of, the notes.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default that remains uncured for five (5) days.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments from the trust referred to below in respect of the principal of, or interest (including Special Interest) or premium, if any, on, such notes when such payments are due;

(2)	the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default and Remedies” (except those relating to payments on the notes or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest (including Special Interest) and premium, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of the Guarantors is a party or by which the Company or any of the Guarantors is bound;

(6)	the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7)	the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest (including Special Interest) or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest (including Special Interest) or premium, if any, on, the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Company, the Guarantors, the registrar and paying agent and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption or Guarantee of the Company’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes, which intent may be evidenced by an officers’ certificate to that effect;

(7)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

(8)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest (including Special Interest, if any) to the date of maturity or redemption;

(2)	in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3)	the Company or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of the Company or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreements without charge by writing to Alliance One International, Inc., 8001 Aerial Center Parkway, P. O. Box 2009, Morrisville, North Carolina 27560-2009, Attention: Investor Relations.

Book-Entry, Delivery and Form

The notes are being offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A Notes”). The notes also may be offered and sold in offshore transactions in reliance on Regulation S (“Regulation S Notes”). Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds.

Rule 144A Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”). Regulation S Notes initially will be represented by one or more temporary notes in registered, global form without interest coupons (collectively, the “Regulation S Temporary Global Notes”). The Rule 144A Global Notes and the Regulation S Temporary Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. Through and including the 40th day after the later of the commencement of this offering and the closing of this offering (such period through and including such 40th day, the “Restricted Period”), beneficial interests in the Regulation S Temporary Global Notes may be held only through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC), unless transferred to a person that takes delivery through a Rule 144A Global Note in accordance with the certification requirements described below. Within a reasonable time period after the expiration of the Restricted Period, the Regulation S Temporary Global Notes will be exchanged for one or more permanent notes in registered, global form without interest coupons (collectively, the “Regulation S Permanent Global Notes” and, together with the Regulation S Temporary Global Notes, the “Regulation S Global Notes;” the Regulation S Global Notes and the Rule 144A Global Notes collectively being the “Global Notes”) upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the notes and pursuant to Regulation S as provided in the indenture. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See “—Exchanges between Regulation S Notes and Rule 144A Notes.”

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) will be subject to certain restrictions on transfer and will bear a restrictive legend as described under “Transfer Restrictions.” Regulation S Notes will also bear the legend as described under “Transfer Restrictions.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Rule 144A Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest (including Special Interest, if any) and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Transfer Restrictions,” transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary;

(2)	the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged for Certificated Notes prior to (a) the expiration of the Restricted Period and (b) the receipt of any certificates required under the provisions of Regulation S; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See “Transfer Restrictions.”

Exchanges Between Regulation S Notes and Rule 144A Notes

Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if:

(1)	such exchange occurs in connection with a transfer of the notes pursuant to Rule 144A; and

(2)	the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that the notes are being transferred to a Person:

(a)	who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A;

(b)	purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

(c)	in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected by DTC by means of an instruction originated by the trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period.

Certifications by Holders of the Regulation S Temporary Global Notes

A holder of a beneficial interest in the Regulation S Temporary Global Notes must provide Euroclear or Clearstream, as the case may be, with a certificate in the form required by the indenture certifying that the beneficial owner of the interest in the Regulation S Temporary Global Note is either a non-U.S. person or a U.S. person that has purchased such interest in a transaction that is exempt from the registration requirements under the Securities Act, and Euroclear or Clearstream, as the case may be, must provide to the trustee (or the paying agent if other than the trustee) a certificate in the form required by the indenture, prior to any exchange of such beneficial interest for a beneficial interest in the Regulation S Permanent Global Notes.

Same Day Settlement and Payment

The Company will make payments in respect of the notes represented by the Global Notes including principal, premium, if any, and interest (including Special Interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, interest (including Special Interest, if any) and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the note at July 15, 2013, (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through July 15, 2013, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note.

“Asset Sale” means:

(1)

the sale, lease, conveyance or other disposition of any assets or rights by the Company or any of the Company’s Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any of the Company’s Restricted Subsidiaries of Equity Interests in any of the Company’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $20.0 million;

(2)	a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4)	the sale, lease or other transfer of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out, obsolete, surplus, redundant or excess property or assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries taken as whole);

(5)	(a) the sale of accounts receivable permitted pursuant to clause (11) of the definition of Permitted Debt and (b) the sale of accounts receivable arising from sales of tobacco, which accounts receivable are sold pursuant to a factoring arrangement without recourse;

(6)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7)	the granting of Liens not prohibited by the covenant described above under the caption “—Liens;”

(8)	the sale or other disposition of cash or Cash Equivalents;

(9)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(10)	Specified Sales; and

(11)	the sale, lease or other transfer of property or assets (a) to an unrelated party not in the ordinary course of business (other than Specified Sales), where and to the extent that they are the result of a Recovery Event or (b) the sale, lease or other transfer of machinery, parts and equipment no longer used or useful in the conduct of business of the Company or any of its Restricted Subsidiaries, as appropriate, in its reasonable discretion.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars, UK pounds sterling, Euro, Japanese Yen, Hong Kong dollar and Chinese Renminbi;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act));

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

(4)	the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction); or

(5)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Confirmed Order” means an order or other indication of interest, in accordance with industry standards, by a customer not an Affiliate of the Company or any of its Restricted Subsidiaries which has been accepted in the ordinary course of business by representatives of the Company or any of its Restricted Subsidiaries.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(5)

depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; minus

(6)	any foreign currency translation gains (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(7)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company will be added to Consolidated Net Income to compute Consolidated EBITDA of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and is not prohibited by the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends, plus, to the extent deducted in determining such net income (or net loss), the Transaction Costs; provided that:

(1)	all extraordinary gains (but not losses) and all gains (but not losses) realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;

(2)	the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(3)	the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(4)	the cumulative effect of a change in accounting principles will be excluded; and

(5)	non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133 will be excluded.

“Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:

(1)	the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

(2)

the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (a) all write-ups subsequent to the date of the indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person (other than purchase accounting adjustments made, in connection with any acquisition of any entity that becomes a consolidated Subsidiary of such Person after the date of the indenture, to the book value of the assets of such entity), (b) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (c) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Net Worth” means, with respect to any Person as of any date, the sum of (i) Consolidated Net Worth, minus (ii) the amount of such Person’s intangible assets at such date, including, without limitation, goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), capitalized expenses, patents, trademarks, trade names, copyrights, franchises, licenses and deferred charges (such as, without limitation, unamortized costs and costs of research and development), all determined for such Person on a consolidated basis in accordance with GAAP.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)	was a member of such Board of Directors on the date of the indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Convertible Notes” means the Company’s Convertible Senior Subordinated Notes due 2014, in an original principal amount of up to $115.0 million issued by the Company pursuant to the Convertible Notes Indenture, as in effect on the date of the indenture, and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Convertible Notes Indenture” means the indenture relating to the Convertible Notes, dated as of the date of the indenture, among the Company, the guarantors thereto, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as registrar, paying agent and conversion agent, as in effect on the date of the indenture, and as thereafter amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Credit Agreement” means that certain Credit Agreement, dated as of the date of the indenture, by and among the Company, as borrower, Intabex Netherlands B.V., as the Dutch borrower, the guarantors party thereto, Deutsche Bank Trust Company Americas, as administrative agent, and the other lenders party thereto, providing for up to $305.0 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“Eligible Inventory” means, as of any date, all inventory of the Company and any of its Restricted Subsidiaries, wherever located, valued in accordance with GAAP and shown on the balance sheet of the Company for the quarterly period most recently ended prior to such date for which financial statements of the Company are available.

“Eligible Receivables” means, as of any date, all accounts receivable of the Company and any of our Subsidiaries arising out of the sale of inventory in the ordinary course of business, valued in accordance with GAAP and shown on the balance sheet of the Company for the quarterly period most recently ended prior to such date for which financial statements of the Company are available.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock); provided that no Indebtedness of the Company shall constitute an Equity Interest by virtue of being convertible into Capital Stock.

“Equity Offering” means a public or private sale either (1) of Equity Interests of the Company by the Company (other than Disqualified Stock and other than to a Subsidiary of the Company) or (2) of Equity Interests of a direct or indirect parent entity of the Company (other than to the Company or a Subsidiary of the Company) to the extent that the net proceeds therefrom are contributed to the common equity capital of the Company.

“Existing Indebtedness” means all Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

“Existing Notes” means, collectively, the Existing Senior Notes 2001, the Existing Senior Notes 2003, the Existing Senior Notes 2004, the Existing Senior Notes 2005, the Existing Senior Notes 2007 and the Existing Senior Subordinated Notes.

“Existing Senior Indenture 2001” means that certain indenture, dated as of October 30, 2001, by and among DIMON Incorporated, as issuer, SunTrust Bank, as trustee, with respect to the Existing Senior Notes 2001 as supplemented, amended, restated, extended, renewed, replaced or otherwise modified from time to time prior to the date of the indenture.

“Existing Senior Indenture 2003” means that certain indenture, dated as of May 30, 2003, by and among DIMON Incorporated, as issuer, SunTrust Bank, as trustee, with respect to the Existing Senior Notes 2003 as supplemented, amended, restated, extended, renewed, replaced or otherwise modified from time to time prior to the date of the indenture.

“Existing Senior Indenture 2004” means that certain indenture, dated as of April 2, 2004, by and among Standard Commercial Corporation, as issuer, Standard Commercial Tobacco Co., Inc., as guarantor, SunTrust Bank, as trustee, with respect to the Existing Senior Notes 2004 as supplemented, amended, restated, extended, renewed, replaced or otherwise modified from time to time prior to the date of the indenture.

“Existing Senior Indenture 2005” means that certain indenture, dated as of March 13, 2005, by and among the Company, as issuer, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as paying agent and registrar, with respect to the Existing Senior Notes 2005 as supplemented, amended, restated, extended, renewed, replaced or otherwise modified from time to time prior to the date of the indenture.

“Existing Senior Indenture 2007” means that certain indenture, dated as of March 7, 2007, by and among the Company, as issuer, Law Debenture Trust Company of New York, as trustee and Deutsche Bank Trust Company Americas, as paying agent and registrar, with respect to the Existing Senior Notes 2007 as supplemented, amended, restated, extended, renewed, replaced or otherwise modified from time to time prior to the date of the indenture.

“Existing Senior Notes 2001” means the 9 5/8% Senior Notes due 2011 in an original principal amount of $200,000,000, issued by DIMON Incorporated pursuant to the Existing Senior Indenture 2001 or pursuant to one or more similar indentures comprising the same economic and other material terms and conditions (except for the stated and effective interest rates), as such Existing Senior Notes 2001 may be supplemented, amended, restated, extended, renewed, replaced or otherwise modified from time to time prior to the date of the indenture.

“Existing Senior Notes 2003” means the 7 3/4% Senior Notes due 2013 in an original principal amount of $125,000,000, issued by DIMON Incorporated pursuant to the Existing Senior Indenture 2003 or pursuant to one or more similar indentures comprising the same economic and other material terms and conditions (except for the stated and effective interest rates), as such Existing Senior Notes 2003 may be supplemented, amended, restated, extended, renewed, replaced or otherwise modified from time to time prior to the date of the indenture.

“Existing Senior Notes 2004” means the 8% Senior Notes due 2012 in an original principal amount of $150,000,000, issued by Standard Commercial Corporation pursuant to the Existing Senior Indenture 2004 or pursuant to one or more similar indentures comprising the same economic and other material terms and conditions (except for the stated and effective interest rates), as such Existing Senior Notes 2004 may be supplemented, amended, restated, extended, renewed, replaced or otherwise modified from time to time prior to the date of the indenture.

“Existing Senior Notes 2005” means the 11% Senior Notes due 2012 in an original principal amount of $315,000,000, issued by the Company pursuant to the Existing Senior Indenture 2005 or pursuant to one or more similar indentures comprising the same economic and other material terms and conditions (except for the stated and effective interest rates), as such Existing Senior Notes 2005 may be supplemented, amended, restated, extended, renewed, replaced or otherwise modified from time to time prior to the date of the indenture.

“Existing Senior Notes 2007” means the 8 1/2% Senior Notes due 2012 in an original principal amount of $150,000,000, issued by the Company pursuant to the Existing Senior Indenture 2007 or pursuant to one or more similar indentures comprising the same economic and other material terms and conditions (except for the stated and effective interest rates), as such Existing Senior Notes 2007 may be supplemented, amended, restated, extended, renewed, replaced or otherwise modified from time to time prior to the date of the indenture.

“Existing Senior Subordinated Indenture” means that certain indenture, dated as of May 13, 2005, by and among the Company, as issuer, Law Debenture Trust Company of New York, as trustee and Deutsche Bank Trust Company Americas, as paying agent and registrar, with respect to the Existing Senior Subordinated Notes as supplemented, amended, restated, extended, renewed, replaced or otherwise modified from time to time prior to the date of the indenture.

“Existing Senior Subordinated Notes” means the 12 3/4% Senior Subordinated Notes due 2012 in an original principal amount of $100,000,000, issued by the Company pursuant to the Existing Senior Subordinated Indenture, as such Existing Senior Subordinated Notes may be supplemented, amended, restated, extended, renewed, replaced or otherwise modified from time to time prior to the date of the indenture.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings, borrowings under Seasonal Subsidiary Debt and Guarantees of Grower Indebtedness) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (in accordance with Regulation S-X under the Securities Act) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense (other than interest expense in respect of letters of credit) of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; minus

(5)	to the extent added in consolidated interest expense in clause (3) above, contingent obligations so long as such obligations remain contingent.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Grower Indebtedness” means indebtedness incurred by tobacco farmers that supply tobacco to the Company or any of its Restricted Subsidiaries for the purpose of financing the growing of tobacco crop.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means any Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” shall mean, at any date of determination, any Restricted Subsidiary that (i) contributed, (x) together with its Restricted Subsidiaries, less than 4.0% of Consolidated EBITDA or (y) together with its Restricted Subsidiaries and each other Restricted Subsidiary which the Company is treating as an “Immaterial Subsidiary” and their respective Restricted Subsidiaries (without duplication), less than 8.0% of Consolidated EBITDA, in each case, for the Company’s most recently ended four fiscal quarters for which internal financial statements are available prior to the date of determination, (ii) contributed, (x) together with its Restricted Subsidiaries, less than 4.0% of Consolidated Net Income or (y) together with its Restricted Subsidiaries and each other Restricted Subsidiary which the Company is treating as an “Immaterial Subsidiary” and their respective Restricted Subsidiaries (without duplication), less than 8.0% of Consolidated Net Income, in each case, for the Company’s most recently ended four fiscal quarters for which internal financial statements are available prior to the date of determination, or (iii) had, (x) together with its Restricted Subsidiaries, total assets (as determined in accordance with GAAP) representing less than 4.0% of total consolidated assets (as determined in accordance with GAAP) or (y) together with its Restricted Subsidiaries and each other Restricted Subsidiary which the Company is treating as an “Immaterial Subsidiary” and their respective Restricted Subsidiaries (without duplication), total assets (as determined in accordance with GAAP) representing less than 8.0% of total consolidated assets (as determined in accordance with GAAP), in each case, for the Company’s most recently ended four fiscal quarters for which internal financial statements are available prior to the date of determination.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133

and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Joint Venture” means a single-purpose corporation, partnership or other legal arrangement hereafter formed by the Company or any of its Restricted Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person through a separate legal entity.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Material Domestic Restricted Subsidiary” means any Wholly-Owned Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company, which would constitute a Significant Subsidiary, except that for purposes of this definition all reference therein to ten (10) percent shall be deemed to be references to five (5) percent.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“OECD” means the Organization for Economic Cooperation and Development and any successor thereto.

“Permitted Advances on Purchases of Tobacco” means advances of cash or crop-related materials made by the Company or any or its Restricted Subsidiaries to growers and other suppliers of tobacco (including Affiliates) and tobacco growers’ cooperatives in the ordinary course of business to finance the growing or processing of tobacco only to the extent that the aggregate principal amount of such advances outstanding at any time to any Person and such Person’s Affiliates does not exceed 30% of the Consolidated Tangible Net Worth of the Company for the most recently ended fiscal quarter for which internal financial statements are available.

“Permitted Bond Hedge Transaction” means any purchase by the Company of a call or capped call option (or substantively equivalent derivative transaction) on the Company’s common stock in connection with an issuance of Permitted Convertible Indebtedness.

“Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which the Company and its Restricted Subsidiaries are engaged on the date of the indenture.

“Permitted Convertible Indebtedness” means Indebtedness that is (i) convertible into common stock of the Company and/or cash (in an amount determined by reference to the price of such common stock), (ii) subordinated to the Obligations on terms customary at the time for convertible subordinated debt securities issued in a broadly distributed offering, (iii) does not require any scheduled amortization or other scheduled payments of principal prior to, the maturity date of the notes offered hereby, other than upon maturity (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirement of clause (iii) hereof and may provide for cash payments upon conversion prior to the maturity date of such Indebtedness subject to clause (9) of the second paragraph under the caption “Certain Covenants—Restricted Payments,” (iv) has terms and conditions (other than interest rate and redemption premiums), taken as a whole, that are not materially less favorable to the Company than the terms and conditions customary at the time for convertible debt securities issued in a broadly distributed offering and (v) is incurred by the Company. The Convertible Notes shall constitute Permitted Convertible Indebtedness.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(9)	loans and advances to growers and other suppliers of tobacco (including Affiliates) in the ordinary course of its business in an aggregate outstanding principal amount consistent with past practice of the Company and Intabex Netherlands B.V.;

(10)	repurchases of the notes;

(11)	any guarantee and any guarantee of Indebtedness permitted to be incurred by the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(12)	any Investment existing on, or made pursuant to binding commitments existing on, the date of the indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the indenture or (b) as otherwise permitted under the indenture;

(13)	Investments acquired after the date of the indenture as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” after the date of the indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(14)	investments made in the ordinary course of such Person’s business in export notes, trade credit assignments, bankers’ acceptances, guarantees and instruments of a similar nature issued in connection with the financing of international trading transactions by:

(a)	any commercial bank or trust company (or any Affiliate thereof) organized under the laws of the United States of America, any state thereof, or the District of Columbia having capital and surplus in excess of $100.0 million; or

(b)	any international bank organized under the laws of any country which is a member of the OECD or a political subdivision of any such country, and having a combined capital and surplus in excess of $100.0 million;

(15)	Indebtedness that was permitted by the terms of the indenture to be incurred pursuant to clause (15) of the definition of Permitted Debt; and

(16)	any Investment for consideration consisting of cash or Cash Equivalents, common stock of the Company (valued at the market value thereof as the date of the issuance thereof), other securities or properties of the Company or any of its Restricted Subsidiaries (valued in good faith by the Board of Directors of the Company), the assumption of any Indebtedness (valued at the principal amount thereof), any other consideration (valued in good faith by the Board of Directors of the Company) or any combination of the foregoing; provided that (i) the aggregate value of all such consideration for all Investments of the Company and any of its Restricted Subsidiaries made during any fiscal year, when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding, shall not exceed 12.5% of Consolidated Tangible Net Worth as at the end of the previous fiscal year, (ii) no Default or Event of Default shall exist immediately before or after giving effect to such Investment on a pro forma basis and (iii) the Company would, at the time of such Investment, if the aggregate amount of the Investment (including cash and non-cash amounts) is in excess of $10.0 million, and after giving pro forma effect thereto as if such Investment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Liens” means:

(1)	Liens on assets of the Company or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under any Credit Facility that was permitted by the terms of the indenture to be incurred pursuant to clause (1) of the definition of Permitted Debt and/or securing Hedging Obligations and/or securing Obligations with regard to Treasury Management Arrangements;

(2)	Liens in favor of the Company or any of its Restricted Subsidiaries;

(3)	Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company;

(4)	any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Company or any of its Restricted Subsidiaries and not created in contemplation of such event;

(5)	any Lien existing on any asset prior to the acquisition thereof by the Company or any of its Restricted Subsidiaries and not created in contemplation of such event;

(6)	Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of Indebtedness), statutory obligations, and other obligations of like nature, incurred as an incident to and in the ordinary course of business;

(7)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (5) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(8)	Liens existing on the date of the indenture (other than Liens on assets of Foreign Subsidiaries securing foreign lines of credit of such Foreign Subsidiaries);

(9)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(11)	zoning restrictions, easements, licenses, reservations, covenants, conditions, waivers, restrictions on the use of property or other minor encumbrances or irregularities of title which do not materially impair the use of any material property in the operation of the business of the Company or any of its Restricted Subsidiaries or the value of such property for the purpose of such businesses or which are being contested in good faith by appropriate proceedings;

(12)	Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(13)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)	the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14)	Liens (not securing Indebtedness) which are incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old-age pensions, social security and public liability laws and similar legislation;

(15)	attachment, judgment or similar Liens arising in connection with court proceedings; provided, that the execution or other enforcement of such Liens with respect to judgments or decrees involving in the aggregate a liability of $30.0 million or more is effectively stayed, the claims secured thereby are being actively contested in good faith by appropriate proceedings and the Company or any of its Restricted Subsidiaries, as the case may be, shall have set aside on its books, if required by GAAP, appropriate reserves for such Liens;

(16)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(17)	Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18)	any Lien securing any obligations and liabilities arising under or in connection with any cash management arrangements entered into prior to, on or after the date of the indenture, including, without limitation, any netting or set-off system for the calculation of interest with respect to debit balances and credit balances under such arrangements; provided that the assets subject to any such Lien shall be limited to the assets held from time to time at the financial institution providing such cash management arrangements;

(19)	Liens arising in the ordinary course of business solely with respect to cash and Cash Equivalents in favor of a creditor depositary institution solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with such creditor depository institution, provided that such deposit account is not intended by the Company or any of its Restricted Subsidiaries, as the case may be, to provide collateral to the depository institution;

(20)	Liens securing Attributable Debt of the Company incurred pursuant to the covenant described under the caption “—Certain Covenants—Limitation on Sale and Leaseback Transactions;” provided that such Lien does not extend to or cover any property other than the property sold and leased back pursuant to such sale and leaseback transaction;

(21)	Liens not otherwise permitted under the covenant described under the caption “—Certain Covenants—Liens” with respect to obligations that do not exceed $10.0 million at any one time outstanding;

(22)	any Lien on the assets of a Foreign Subsidiary securing foreign lines of credit of the Foreign Subsidiaries that was permitted by the terms of the indenture to be incurred pursuant to clause (15) of the definition of Permitted Debt;

(23)	(i) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of the Company or any of its Restricted Subsidiaries or (B) secure any Indebtedness for borrowed money or (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(24)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business not prohibited by this indenture to the extent such Liens do not attach to any assets other than the goods subject to such arrangements and are not intended as security for financing transaction; and

(25)	any Lien on accounts receivable arising from transactions permitted by the terms of the indenture to be incurred pursuant to clause (11) of the definition of Permitted Debt.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the notes;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by the Company or by the Restricted Subsidiary of the Company that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Warrant Transaction” means any sale by the Company of a call option or warrant (or substantively equivalent derivative transaction) on the Company’s common stock substantially concurrently with any purchase of a Permitted Bond Hedge Transaction, provided that the purchase price for the Permitted Bond Hedge Transaction, less the proceeds from the sale of the Permitted Warrant Transaction, does not exceed the net proceeds from the Permitted Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualifying Equity Interests” means Equity Interests of the Company other than Disqualified Stock.

“Recovery Event” means the receipt by the Company or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Seasonal Subsidiary Debt” means seasonal Indebtedness (under bank facilities) incurred by the Company’s Restricted Subsidiaries and having maturities of no more than one year.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Special Interest” has the meaning assigned to that term pursuant to the registration rights agreement.

“Specified Sales” means (a) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business and (b) the conversion of cash into Cash Equivalents or Cash Equivalents into cash.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)

any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Transaction Costs” means the costs, fees, expenses and premiums associated with the Transactions and the purchase of the Permitted Bond Hedge Transactions related to the Convertible Notes, net of the proceeds from the issuance of the related Permitted Warrant Transactions.

“Transactions” means the issuance of the notes offered hereby, the issuance of the Convertible Notes and the transactions related thereto, the cash tender offer of the Existing Notes, the Credit Agreement, and the other transactions in connection with the foregoing.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to July 15, 2013; provided, however, that if the period from the redemption date to July 15, 2013, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Uncommitted Inventories” means tobacco inventories for which the Company or any of its Restricted Subsidiaries has not received a Confirmed Order, which such inventories are reflected on the books and records of the Company or any of its Restricted Subsidiaries as uncommitted inventories in accordance with GAAP.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following general discussion is a summary of certain United States federal income tax considerations relevant to the exchange of old notes for new notes, but does not purport to be a complete analysis of all potential tax effects. This discussion is based upon the Internal Revenue Code of 1986, as amended, regulations of the Treasury Department, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). This discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

The exchange of old notes for new notes should not be a taxable exchange. As a result:

•	you should not recognize taxable gain or loss when you receive new notes in exchange for old notes;

•	your holding period for the new notes should include your holding period for the old notes; and

•	your basis in the new notes should equal your basis in the old notes.

If you are considering exchanging your old notes for new notes, you should consult your own tax advisor concerning the tax consequences of the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker or dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of such new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the legality of the new notes offered hereby will be passed upon for Alliance One by Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated by reference in this prospectus from the Company’s Annual Report on Form 10-K for the year ended March 31, 2010, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-4 to register the new notes being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information contained in the registration statement. For further information about Alliance One and the new notes offered in this prospectus, you should refer to the registration statement and its exhibits. Our SEC filings are also available at the SEC’s Internet Web site at http://www.sec.gov. You may also read and copy any documents that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the “VSCA”) permits, and the Company’s amended and restated articles of incorporation provide for, the indemnification of the Company’s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under sections 13.1-697 and 13.1-702 of the VSCA, a Virginia corporation generally is authorized to indemnify its directors and officers in civil and criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Company’s amended and restated articles of incorporation require indemnification of directors and officers with respect to certain liabilities and expenses imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. The Company has obtained insurance on behalf of its directors, officers, employees or agents that may cover liabilities under the Securities Act. In addition, the VSCA and the Company’s amended and restated articles of incorporation eliminate the liability for monetary damages of a director or officer in a shareholder or derivative proceeding. This elimination of liability will not apply in the event of willful misconduct or a knowing violation of criminal law or any federal or state securities law. Sections 13.1-692.1 and 13.1-696 through 704 of the VSCA are incorporated into this paragraph by reference.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description
4.1	Indenture dated as of July 2, 2009 among Alliance One International, Inc., Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as registrar and paying agent, relating to 10% Senior Notes due 2016 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed July 9, 2009 (File No. 001-13684))

4.2	First Supplemental Indenture dated as of August 26, 2009 among Alliance One International, Inc., Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as registrar and paying agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed August 26, 2009 (File No. 001-13684))

4.3	Registration Rights Agreement dated as of July 2, 2009 between Alliance One International, Inc. and Credit Suisse Securities (USA) LLC, as representative of the Initial Purchasers, relating to 10% Senior Notes due 2016 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed July 9, 2009 (File No. 001-13684))

4.4	Registration Rights Agreement dated as of August 26, 2009 between Alliance One International, Inc. and Credit Suisse Securities (USA) LLC, as representative of the Initial Purchasers, relating to 10% Senior Notes due 2016 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed August 26, 2009 (File No. 001-13684))

5.1*	Opinion of Robinson, Bradshaw & Hinson, P.A.

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Deloitte & Touche LLP

23.2*	Consent of Robinson, Bradshaw & Hinson, P.A. (included in Exhibit 5.1)

24.1*	Powers of Attorney

25.1	Form T-1 Statement of Eligibility of the Trustee under the Indenture

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

99.3	Form of Letter to Clients

99.4	Form of Letter to Nominees

*	Previously filed as exhibits to this registration statement (Registration No. 333-161987)

(b) Financial Statement Schedules:

All schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto, which are incorporated herein by reference.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents (including documents filed subsequent to the effective date of the registration statement through the date of responding to the request) by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(7)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(8)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on June 14, 2010.

ALLIANCE ONE INTERNATIONAL, INC.

By:	/s/ Robert A. Sheets
Robert A. Sheets Executive Vice President-Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Robert E. Harrison Robert E. Harrison	Chairman, Chief Executive Officer and President (Principal Executive Officer)	June 14, 2010

/s/ Robert A. Sheets Robert A. Sheets	Executive Vice President-Chief Financial Officer (Principal Financial Officer)	June 14, 2010

/s/ Hampton R. Poole, Jr. Hampton R. Poole, Jr.	Vice President-Controller (Principal Accounting Officer)	June 14, 2010

/s/ C. Richard Green, Jr. C. Richard Green, Jr.*	Director	June 14, 2010

/s/ John M. Hines John M. Hines*	Director	June 14, 2010

/s/ Nigel G. Howard Nigel G. Howard*	Director	June 14, 2010

/s/ Mark W. Kehaya Mark W. Kehaya*	Director	June 14, 2010

/s/ Joseph L. Lanier, Jr. Joseph L. Lanier, Jr.*	Director	June 14, 2010

/s/ B. Clyde Preslar B. Clyde Preslar*	Director	June 14, 2010

/s/ Norman A. Scher Norman A. Scher*	Director	June 14, 2010

/s/ William S. Sheridan William S. Sheridan*	Director	June 14, 2010

/s/ Martin R. Wade III Martin R. Wade III*	Director	June 14, 2010

* By:	/s/ Robert A. Sheets
(Robert A. Sheets, Attorney-in-Fact)